SCHEDULE 14A INFORMATION

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Total System Services, Inc.

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Philip W. Tomlinson

Chairman of the Board and

Chief Executive Officer

March 17, 2014

Dear Fellow Shareholder:

Thank you for putting your confidence and resources in TSYS. Enhancing the value of your investment remains our first priority and influences every decision we make. You are invited to attend our 2014 Annual Meeting of Shareholders on Thursday, May 1, 2014 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia.

I hope that you will be able to join us as we review 2013 and our strategy for the future. If you are unable to attend the meeting, you can listen to it live and view the slide presentation by going to our website at www.tsys.com.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend, I encourage you to promptly submit your vote by the Internet, telephone or mail, as applicable, to ensure that your shares are represented at our Annual Meeting.

Thank you for your ongoing support of TSYS.

Sincerely,

Philip W. Tomlinson

Total System Services, Inc.      •       Post Office Box 2506      •      Columbus, Georgia 31902-2506

Notice of The 2014 Annual Meeting of Shareholders

TIME:	10:00 a.m. Eastern Time Thursday, May 1, 2014

PLACE:	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901

ITEMS OF BUSINESS:	(1) To elect 14 directors to serve until the next Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2014.

(3) To approve, on an advisory basis, executive compensation.

(4) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE:	You may vote if you were a shareholder of record on February 21, 2014.

ANNUAL REPORT:	A copy of the Annual Report is enclosed.

PROXY VOTING:	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

(2) Visit the website shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable, or scan the QR code shown with your mobile device;

(3) If you received paper copies of the proxy materials, mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

By Order of the Board of Directors,

March 17, 2014

G. Sanders Griffith, III

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on May 1, 2014

This Proxy Statement and Annual Report to Shareholders are available on our website at

http://annualreport.tsys.com.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. As it is only a summary, please read the entire Proxy Statement before you vote.

2014 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: May 1, 2014,10:00 a.m. Eastern Time	Record Date: February 21, 2014
Place: TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901	Meeting Webcast: www.tsys.com under “Investor Relations”—“Webcasts and Presentations”

CORPORATE GOVERNANCE

Our Corporate Governance Policies Reflect Best Practices

•	Annual Election of All Directors

•	Majority Voting and a Director Resignation Policy for Directors in Uncontested Elections

•	Independent Lead Director with Broad Authority and Responsibility

•	87% of Directors are Independent

•	Executive Sessions of Independent Directors held at each Regularly Scheduled Board Meeting

•	No Hedging of Company Stock by Directors and Executive Officers and Restrictions on Pledging

•	Board Participation in Executive Succession Planning

•	Board Oversight of Risk Management With a Focus on the Most Significant Risks Facing TSYS

•	Director Stock Ownership Guidelines

•	Shareholder Outreach Regarding General Governance Issues and Compensation Related Matters

MEETING AGENDA AND VOTING RECOMMENDATIONS

Management Proposals:	Board’s Recommendation	Page
Election of 14 Director Nominees	FOR all Director Nominees	15
Ratification of Appointment of KPMG LLP as Independent Auditor for 2014	FOR	20
Advisory Approval of Executive Compensation	FOR	44

BUSINESS HIGHLIGHTS

TSYS Outperforms S&P 500.  TSYS performed very well in 2013, with total shareholder return growing 57%, well ahead of the 32% growth of the S&P 500.

Revenues.  Total revenues exceeded $2 billion in 2013 for the first time in our history.

Corporate Transactions.  In July 2013, we completed our acquisition of NetSpend Holdings, Inc., a leading provider of general purpose reloadable prepaid debit cards, payroll cards and related financial services to underbanked consumers in the U.S. for approximately $1.4 billion.

Share Repurchase Plan.  We repurchased 3.1 million shares of our stock for $97.6 million during 2013.

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EXECUTIVE COMPENSATION

Our executive compensation program is designed to drive shareholder value and attract, motivate and retain a talented, dynamic executive team with the skills and vision required for us to become the leading global payment solutions provider. Our executive compensation program is performance-oriented and links compensation to TSYS’ performance.

Our Executive Compensation Program Reflects Best Practices

•	Emphasis on Performance-Based Compensation – 83% of the target total direct compensation for our CEO for 2013 was performance-based (at least 72% for the other executive officers)

•	No Employment Agreements with Executive Officers

•	Clawback of Incentive Compensation

•	Double-Trigger Provisions with Pro Rata Vesting for Equity Upon Change of Control

•	Significant Stock Ownership Guidelines and Share Retention Policy

•	No Hedging of Company Stock and Restrictions on Pledging

•	No Backdating or Repricing of Equity Awards

•	No Excise Tax Gross-Up Policy for New Agreements

•	Minimal Perquisites

We were gratified that 97% of the votes cast in 2013 on the advisory vote on our executive officers’ compensation voted in support of the compensation paid to executive officers. Nevertheless, consistent with its strong interest in shareholder engagement, communication, and transparency, the Compensation Committee continued to examine our executive compensation program to assure alignment between the interests of our executive officers and shareholders.

Please see the Compensation Discussion and Analysis section beginning on page 24 of this Proxy Statement for a detailed description of our executive compensation.

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PROXY STATEMENT

GENERAL VOTING INFORMATION

Purpose

This Proxy Statement is being made available or mailed to TSYS shareholders beginning on or about March 17, 2014. The TSYS Board of Directors is soliciting proxies to be used at the 2014 Annual Meeting of TSYS Shareholders which will be held on May 1, 2014 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 21, 2014, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 21, 2014, 187,858,119 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you are a shareholder of record and properly submit a proxy card or submit a proxy by telephone or via the Internet but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all of the director nominees (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2014 (Proposal 2); and

•	FOR the approval, on an advisory basis, of the compensation of TSYS’ named executive officers (Proposal 3).

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

Required Votes

Election of Directors (Proposal 1)

Our bylaws provide a majority vote standard for uncontested director elections. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If shareholders do not elect a nominee who is serving as a director, Georgia

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law provides that the director would continue to serve on the Board as a “hold over director.” Under our Corporate Governance Guidelines, an incumbent director that is not elected is expected to tender, promptly following certification of the voting results, his or her resignation from the Board, which resignation may be conditioned on Board acceptance of the resignation. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have agreed to tender, promptly following the failure to receive the required vote for election to the Board, an irrevocable resignation that will be effective upon Board acceptance of the resignation. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation within 90 days from the certification of the voting results and promptly publicly disclose its decision. A director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

All Other Proposals

The affirmative vote of a majority of the votes cast is also needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2014 (Proposal 2) and approve the advisory vote on the compensation of TSYS’ named executive officers (Proposal 3).

Abstentions and Broker Non-Votes

Under certain circumstances, banks, brokers or other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other nominee (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank, broker or other nominee has authority to vote its shares on uninstructed matters is determined by the rules of the New York Stock Exchange (“NYSE”). We expect that banks, brokers and other nominees will be able to exercise discretionary authority to vote on Proposal 2, but will not have discretion to vote on Proposals 1 and 3. As such, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote your shares on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of any of the Proposals to be voted on at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. If you wish to vote your shares in person at our Annual Meeting, you may either bring your proxy card or Notice of Internet Availability to the meeting or request a ballot at the meeting. To vote by proxy, you may select one of the following options:

Vote By Internet

You can vote your shares on the Internet until 11:59 p.m. Eastern Time on April 30, 2014. The website for Internet voting is shown on your proxy card or Notice of Internet Availability, as applicable. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card if you received one.

You can also vote your shares on the Internet by scanning the QR code shown on your proxy card or Notice of Internet Availability, as applicable, with your mobile device.

Vote By Telephone

You can vote your shares by telephone until 11:59 p.m. Eastern Time on April 30, 2014 by calling the toll-free telephone number (at no cost to you) shown on your proxy card or Notice of Internet Availability, as applicable. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card if you received one.

Vote By Mail

If you received your proxy materials by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

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If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you hold shares in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; (2) voting again by telephone or on the Internet before 11:59 p.m. Eastern Time on April 30, 2014; or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, May 1, 2014 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Directions to the auditorium can be obtained from the Investor Relations page of TSYS’ website at www.tsys.com.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of TSYS are managed under the direction of the Board of Directors. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election and oversight of qualified management. It is also responsible for providing oversight to ensure that TSYS’ activities are conducted in a responsible and ethical manner. The Board is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines which govern the operation of the Board and its committees. Our Corporate Governance Guidelines are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Director Independence

The listing standards of the NYSE and our Corporate Governance Guidelines require that a majority of our Board of Directors and every member of the Audit, Compensation and Corporate Governance and Nominating Committees be independent. The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with TSYS (either directly or as a partner, shareholder or officer of an organization that has a relationship with TSYS). The Board has established guidelines for independence to assist it in determining director independence which are consistent with the independence requirements in the NYSE listing standards. These independence guidelines are set forth in Section 2 of our Corporate Governance Guidelines. In addition to applying these independence guidelines, the Board considers all relevant facts and circumstances in making an independence determination.

The Board has determined that 13 of its 15 members are independent as defined by the listing standards of the NYSE and meet the guidelines for independence set by the Board. TSYS’ Board has determined that the following directors are independent: James H. Blanchard, Richard Y. Bradley, Kriss Cloninger III, Walter W. Driver, Jr., Gardiner W. Garrard, Jr., Sidney E. Harris, William M. Isaac, Mason H. Lampton, Connie D. McDaniel, H. Lynn Page, John T. Turner, Richard W. Ussery and James D. Yancey. Rebecca K. Yarbrough, who did not stand for reelection at the 2013 Annual Meeting, was also determined by the Board to be an independent director for the period she served as a director during 2013. Please see “Certain Relationships and Related Transactions” on page 45 which includes information with respect to immaterial relationships between TSYS and its independent directors. This information was considered by the Board in determining a director’s independence from TSYS under TSYS’ independence guidelines and NYSE listing standards.

Attendance at Meetings

The Board of Directors held eight meetings in 2013. All directors attended at least 75% of Board and committee meetings held during their tenure during 2013. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of our directors except one attended the 2013 Annual Meeting of Shareholders.

Committees of the Board

TSYS’ Board of Directors has five principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Technology Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate

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Governance Guidelines, and satisfies the relevant SEC additional independence requirements for the members of such committees. The following table shows the current membership of the various committees.

Name	Audit	Compensation	Corporate Governance and Nominating	Technology	Executive
James H. Blanchard					Chair
Richard Y. Bradley			Chair		✓
Kriss Cloninger III		✓			✓
Walter W. Driver, Jr.		✓
Gardiner W. Garrard, Jr.				✓	✓
Sidney E. Harris	✓			Chair	✓
William M. Isaac			✓	✓
Mason H. Lampton		Chair			✓
H. Lynn Page	Chair				✓
Philip W. Tomlinson					✓
John T. Turner	✓		✓
Richard W. Ussery				✓
M. Troy Woods					✓
James D. Yancey			✓	✓	✓
Number of Committee Meetings Held in 2013	8	7	4	5	2

Executive Committee

During the intervals between meetings of TSYS’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of the Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee

The Report of the Audit Committee is on page 22. The Board has determined that all members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that at least one member, H. Lynn Page, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Selecting and monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities;

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors; and

•	Monitoring the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing TSYS.

Corporate Governance and Nominating Committee

The primary functions of the Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees;

•	Developing and recommending to the Board corporate governance guidelines; and

•	Ensuring that procedures are in place for annual CEO performance reviews and annual reviews for succession planning and management development.

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Compensation Committee

The Report of the Compensation Committee is on page 37. The primary functions of the Compensation Committee include:

•	Establishing, reviewing and approving the compensation of the Chief Executive Officer and reviewing and approving compensation amounts for all other executive officers;

•	Overseeing TSYS’ equity compensation plans;

•	Preparing the report on executive compensation to be included in TSYS’ annual proxy statement;

•	Reviewing and assessing potential risk to TSYS from its compensation practices, policies and programs; and

•	Monitoring TSYS’ management development and executive succession planning activities.

The Compensation Committee’s charter reflects these responsibilities and, except to the extent prohibited by NYSE rules or other applicable law or regulation, allows the Committee to delegate any matters within its power and responsibility to individuals or subcommittees when it deems appropriate. Information regarding TSYS’ processes and procedures for the consideration and determination of executive compensation, including the roles of TSYS’ executive officers and independent compensation consultant in the Committee’s decision making process, can be found under “Compensation Discussion and Analysis” on page 24.

Technology Committee

The primary functions of the Technology Committee include:

•	Assisting the Board and Audit Committee in their oversight of TSYS’ management of risks regarding technology, data security, disaster recovery, and business continuity;

•	Reviewing and discussing with management TSYS’ assessment and management of risks associated with its technology;

•	Reviewing and discussing with management TSYS’ risk appetite and strategy relating to technology risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks: and

•	Making recommendations to the Audit Committee or the Board with respect to any of the above and other matters related to technology risks.

Compensation Committee Interlocks and Insider Participation

Mr. Cloninger, Mr. Driver, and Mr. Lampton served on the Compensation Committee during 2013. None of these individuals is or has been an officer or employee of TSYS. During 2013, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of TSYS served.

Consideration Of Director Candidates

Director Qualifications

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of diversity of background, perspective and experience required for the Board as a whole and contains at least the minimum number of independent directors required by NYSE listing standards. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of TSYS’ business and, in furtherance of this goal, proposing the addition of members or not renominating members for purposes of obtaining the appropriate members and skills.

Our Corporate Governance Guidelines contain Board membership criteria considered by the Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess the personal qualities of personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust, and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to our Director Stock Ownership Guidelines. In addition to

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possessing the foregoing personal qualities, the Committee believes that a director candidate should possess a sufficient mix of independence and experience qualities and thus considers, among other things, the following criteria when reviewing a director candidate and existing directors:

•	The extent of the director’s/potential director’s business, educational, governmental, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and our independence guidelines (where independence is desired);

•	Whether the director/potential director has the financial acumen or other professional or business experience relevant to an understanding of TSYS’ business; and

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member.

In addition, in accordance with our Corporate Governance Guidelines, no person 75 years or older is eligible for election as a member of the Board.

Process For Nominating Directors

The Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee may, from time to time, use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

In considering candidates for director nominee, the Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, background and experiences. Although the Committee does not have a separate policy with respect to the consideration of diversity in selecting director nominees, one of the criteria considered by the Committee in evaluating a director or a director candidate is whether the person assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience as set forth above. When the Committee meets to discuss director nominees, diversity forms part of its considerations. With respect to current directors, the Committee also considers past attendance at meetings and assesses participation in and contributions to the activities of the Board.

Director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee and other Committee members will interview the candidate and communicate the evaluation to executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

During 2013 and 2014, the Committee sought to recruit additional Board members who align with TSYS’ long-term growth strategy. Following consideration of several candidates submitted by directors and members of management, including a comprehensive review of the candidates’ abilities and qualifications, the Committee recommended that William M. Isaac and Connie D. McDaniel be elected to the Board. Mr. Isaac was recommended by the Chief Executive Officer and Ms. McDaniel was recommended by a non-management director.

Shareholder Candidates

The Committee will also consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as our bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The

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Committee’s evaluation process does not vary based upon whether a candidate is recommended by a shareholder; provided, however, the procedural requirements set forth in our bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 48 must be met.

Board Leadership Structure

Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the board including whether to separate or combine the Chief Executive Officer and Chairman positions as well as whether to have a Lead Director. Our bylaws and Corporate Governance Guidelines provide the Board with the flexibility to change the structure of the Chairman and Chief Executive Officer positions as and when appropriate. In addition, since 2003, our Corporate Governance Guidelines have required the election by the independent directors of an independent Lead Director to serve during any period when there is no independent Chairman of the Board in order to ensure that there is effective oversight by an independent board. Richard Y. Bradley currently serves as our Lead Director.

Under our Corporate Governance Guidelines, the responsibilities of the Lead Director include:

•	providing leadership to ensure the Board works in an independent, cohesive fashion, which includes evaluating the CEO’s and Board’s performance on an ongoing and annual basis;

•	serving as a liaison with TSYS’ shareholders;

•	developing the agenda for Board meetings with the Chairman of the Board, Board and Corporate Secretary;

•	having the authority to call meetings of the independent and non-management directors, as needed;

•	ensuring Board leadership in times of crisis;

•	developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions;

•	chairing Board meetings when the Chairman of the Board is not in attendance;

•	working with the Chairman of the Board regarding meeting schedules to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board; and

•	being available, upon request, for consultation and direct communication with major shareholders.

Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least four times a year and that in the event one or more of the non-management directors is not independent, our independent directors will meet in executive session at least once a year. As noted above, our Lead Director chairs these executive sessions which allow the Board to review key decisions and to discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

Philip W. Tomlinson currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Tomlinson serve in both capacities is in the best interests of TSYS and its shareholders at this time because it enhances communication between the Board and management and allows Mr. Tomlinson to more effectively execute TSYS’ strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of a strong independent Lead Director and the use of regular executive sessions of the non-management directors, along with the Board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management.

Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing TSYS. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the Board of Directors in reviewing TSYS’ business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for TSYS. The Board exercises its oversight responsibility for risk both directly and through

10    TSYS  -  2014 Proxy Statement

the Audit, Compensation, Corporate Governance and Nominating, and Technology Committees. Management of TSYS, which is responsible for day-to-day risk management, maintains an enterprise risk management process. The enterprise risk management process is designed to identify and assess TSYS’ risks, and to develop steps to mitigate and manage risks. On at least an annual basis, our Chief Risk and Compliance Officer presents a report to the full Board and the Board discusses the most significant risks that TSYS is facing and the steps management has taken or will take to mitigate those risks. In addition, the full Board is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs.

The Audit Committee has primary responsibility for overseeing TSYS’ enterprise risk management framework and programs. The Committee regularly discusses our major financial risk exposures, financial reporting, internal controls, key operational risks, market risks and compliance, and the enterprise risk management framework and programs. TSYS’ executive management engages with and/or reports to the Committee on a regular basis to address high priority risks.

The Technology Committee assists the Board and the Audit Committee in the oversight of TSYS’ management of risks regarding technology, data security, disaster recovery, and business continuity, including, but not limited to, risks in these four areas related to hardware, software, personnel, architecture, organizational structure, management, resource allocation, innovation, and research and development. The Committee oversees and reviews management’s assessment and management of these technology risks and regularly discusses with management TSYS’ risk appetite and strategy relating to these risks.

The Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance structure and processes, including board and committee composition, board size and structure, independence and risks arising from related party transactions.

The Compensation Committee oversees the risks associated with management resources, succession planning and management development and our compensation structure and programs, including evaluating and assessing risks arising from our compensation policies and practices for all employees, as discussed further below.

Management recently conducted a risk assessment to evaluate the risks associated with TSYS’ compensation practices, policies and programs for all employees, including the named executive officers. Management’s analysis was reviewed with the Compensation Committee at its February 2014 meeting. Based on this review and assessment, we do not believe our compensation programs encourage excessive or inappropriate risk-taking that is reasonably likely to result in a material adverse effect on TSYS.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to TSYS’ long-term success. We value the views of our shareholders and we have both face-to-face meetings and conference calls with them during the year on subjects such as capital allocation, our performance, the regulatory environment, corporate governance and executive compensation in an effort to ensure that management and the Board understand and consider the issues that matter most to our shareholders and to enable TSYS to attempt to address them effectively.

Executive Sessions of the Board of Directors

The non-management directors meet separately in executive session at least four times a year after each regularly scheduled meeting of the Board of Directors. Currently, all of our non-management directors are independent. In the event one or more of our non-management directors is not independent, the independent directors meet in executive session at least once a year. The Lead Director presides at the meetings of non-management and independent directors. Richard Y. Bradley currently serves as Lead Director.

Communicating with the Board

The Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management directors individually or as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, One TSYS Way, Columbus, Georgia 31901 or by calling (888) 467-2881. These procedures are also available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

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Additional Information about Corporate Governance

TSYS has adopted Corporate Governance Guidelines which govern the operation of the Board and its committees. The Corporate Governance Guidelines are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. The Code of Conduct requires honest and ethical conduct in the performance of duties and provides methods by which to report unethical conduct. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access the Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

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DIRECTOR COMPENSATION

Director Compensation Program

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board compensation programs for non-employee directors, which review is conducted annually. TSYS does not pay directors who are employees for Board service in addition to their regular employee compensation. As part of its review of director compensation, the Committee periodically engages an outside consultant to report on director compensation practices and levels, but did not do so in 2013. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee about types and amounts of appropriate compensation for directors.

The compensation program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of TSYS’ size; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Cash Compensation of Directors

The annual cash retainer for non-employee directors is $70,000. Compensation Committee, Technology Committee and Executive Committee members receive an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receive an additional cash retainer of $7,500 and Audit Committee members receive an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee receives a $7,500 cash retainer, the Chairpersons of the Compensation and Technology Committees receive a $10,000 cash retainer, the Chairpersons of the Audit and Executive Committees receive a $15,000 cash retainer and the Lead Director receives a $5,000 cash retainer. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board.

Deferral Program

Non-employee directors may elect to defer all or a portion of their cash compensation under the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. No director deferred cash compensation under this plan during 2013.

Equity Compensation of Directors

Non-employee directors receive an annual equity award with a fixed value of $112,000, with 50% awarded in the form of fully vested stock options and 50% in the form of fully vested shares. These awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

Stock Ownership Guidelines

The equity awards to non-employee directors assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer for Board service. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS. As of December 31, 2013, each then incumbent director had satisfied these ownership guidelines. Shares of our stock that are pledged are not included when calculating whether a director is in compliance with these guidelines. Please see “Pledging” on page 34 for information about our Pledging Policy.

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The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2013.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
James H. Blanchard	$95,000	$56,000	$38,444	$189,444
Richard Y. Bradley	100,000	56,000	38,444	194,444
Kriss Cloninger III	90,000	56,000	38,444	184,444
Walter W. Driver, Jr.	80,000	56,000	38,444	174,444
Gardiner W. Garrard, Jr.	90,000	56,000	38,444	184,444
Sidney E. Harris	115,000	56,000	38,444	209,444
William M. Isaac(3)	-	-	-	-
Mason H. Lampton	100,000	56,000	38,444	194,444
Connie D. McDaniel(3)	-	-	-	-
H. Lynn Page	110,000	56,000	38,444	204,444
John T. Turner	85,000	56,000	38,444	179,444
Richard W. Ussery	80,000	56,000	38,444	174,444
James D. Yancey	97,500	56,000	38,444	191,944
Rebecca K. Yarbrough(4)	-	-	-	-
(1)	This column represents the aggregate grant date fair value of 2,383 fully vested shares awarded to non-employee directors in 2013 calculated in accordance with FASB ASC Topic 718. The fair values of the awards granted on May 1, 2013 were calculated using the closing stock price on May 1, 2013 of $23.50.

(2)	This column represents the aggregate grant date fair value of 7,943 fully vested stock options awarded to non-employee directors in 2013 calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model. The fair values of the awards granted on May 1, 2013 were calculated using the closing stock price on May 1, 2013 of $23.50, which is the exercise price for the stock options. For a discussion of the assumptions used in calculating the values of the stock option awards reported in this column, see Note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2013. At December 31, 2013, each non-employee director held 17,019 vested unexercised stock options that were awarded as director compensation except Mr. Bradley, Mr. Page, Mr. Ussery, Mr. Isaac and Ms. McDaniel, who held no unexercised options. The stock options granted May 1, 2013 expire on April 30, 2023.

(3)	Mr. Isaac and Ms. McDaniel did not receive any compensation in 2013 as they were elected as directors of TSYS in January 2014.

(4)	Ms. Yarbrough did not stand for reelection at the 2013 Annual Meeting and as such did not receive any compensation in 2013.

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PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our Board of Directors is pleased to present the 14 nominees listed on pages 15 through 19 of this Proxy Statement for election as directors at the Annual Meeting. All of the 14 nominees are currently serving on our Board and were elected by shareholders at the 2013 Annual Meeting, except Mr. Isaac and Ms. McDaniel who were elected by the Board in January 2014. Richard Y. Bradley, currently a member of our Board and our Lead Director, will not be standing for re-election at the Annual Meeting due to having reached mandatory retirement age. We thank Mr. Bradley for his outstanding service. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at 14.

Nominees for Election as Directors

All nominees for director have been nominated by the Corporate Governance and Nominating Committee and approved by the Board for election as directors and, if elected, will hold office until the 2015 Annual Meeting. The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

The 14 nominees for director were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Director Qualifications” on page 8. The Committee evaluates each individual in the context of the Board as a whole with the objective of recommending a group of directors that can best perpetuate the success of TSYS’ business and represent the interests of shareholders.

The Committee determined that each director nominee possesses the personal qualities of personal and professional integrity, sound judgment and forthrightness; has sufficient time to dedicate to the affairs of TSYS; is free from conflicts of interest with TSYS; is able to work in a collegial manner; and has satisfied the requirements of the Director Stock Ownership Guidelines. In addition, 12 of the 14 director nominees are independent as defined by NYSE listing standards and meet the guidelines for independence set by the Board.

The Committee also assessed the experience and qualifications of each director nominee. To follow is certain information with respect to each director nominee, including information with respect to the specific experience, qualifications or skills that contributed to his or her selection as a member of our Board of Directors.

The Board of Directors Recommends That You Vote “FOR” All of the Following Nominees.

James H. Blanchard

Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Chairman of the Board, Jordan-Blanchard Capital, LLC

Age 72

Director since 1982

Mr. Blanchard has served as Chairman of the Board of Jordan-Blanchard Capital, LLC, a private equity investment company, since August 2011. Mr. Blanchard previously served as Chairman of the Board and Chief Executive Officer of Synovus Financial Corp., a financial services company (“Synovus”). Mr. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served for over 34 years in various capacities with Synovus or its subsidiary, Columbus Bank and Trust Company (the predecessor to Synovus Bank), including Chief Executive Officer of both Synovus and Columbus Bank and Trust Company. Mr. Blanchard continued to serve as a director of Synovus until 2012. Mr. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. Although he continues to serve in this capacity, he retired as an executive officer of TSYS in conjunction with his retirement as an executive officer of Synovus in October 2006.

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Mr. Blanchard also serves as Lead Director of AT&T Corporation and has served as a director of BellSouth Corporation. Mr. Blanchard’s business experience includes service on the boards of the Financial Services Roundtable, BITS (formerly, Bankers Information Technology Secretariat), the American Bankers Association, the Georgia Chamber of Commerce and the Georgia Research Alliance, and membership with The University of Georgia Dean’s Advisory Board for the Terry College of Business. Mr. Blanchard is a graduate of the University of Georgia, and he earned a law degree from the University of Georgia School of Law. Mr. Blanchard’s leadership and consensus-building skills, experience as the principal executive officer of a public company in the financial services industry, experience in the payment services industry and understanding of TSYS’ business and historical development give TSYS’ Board valuable insights related to matters of strategic importance.

Kriss Cloninger III

President and Chief Financial Officer, Aflac Incorporated

Age 66

Director since 2004

Mr. Cloninger has served in various capacities with Aflac Incorporated, an insurance holding company, since joining Aflac in 1992, including President and Chief Financial Officer, a title he has held since 2001. Mr. Cloninger also serves as a director of Aflac. Mr. Cloninger also serves as a director of Tupperware Brands Corporation and chairs its Audit Committee. Mr. Cloninger’s business experience includes serving as a principal with KPMG LLP. Mr. Cloninger is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Cloninger is a graduate of the University of Texas at Austin and he earned a Masters degree in business administration from the University of Texas at Austin. Mr. Cloninger’s experience as a principal financial officer of a public company with a strong international business provides an important perspective to the TSYS Board as TSYS expands internationally.

Walter W. Driver, Jr.

Chairman - Southeast, Goldman, Sachs & Co.

Age 68

Director since 2002

Mr. Driver has served as Chairman-Southeast of Goldman, Sachs & Co., an investment banking and securities firm, since January 2006. Mr. Driver practiced law with the law firm of King & Spalding from 1970 until 2006, and served as Managing Partner or Chairman of the firm from 1999 until 2006. Mr. Driver’s law practice focused on many aspects of representation of financial institutions, including financing transactions. Mr. Driver also serves as a director of Equifax Inc. Mr. Driver is a graduate of Stanford University and he earned a law degree from the University of Texas School of Law. Mr. Driver’s legal training and experience, his negotiating skills, risk assessment skills and understanding of complex financial transactions benefit the TSYS Board in its discussion of strategic matters.

Gardiner W. Garrard, Jr.

Chairman of the Board, The Jordan Company

Age 73

Director since 1982

Mr. Garrard was named Chairman of the Board of The Jordan Company, a real estate development and private equity investments company, in 2009. He served as President of The Jordan Company from 1975 until his election as Chairman of the Board. Mr. Garrard previously served as a director of Synovus and has also served as a member of the TSYS and Synovus Audit Committees, Compensation Committees and Executive Committees. Mr. Garrard is a graduate of the University of North Carolina and he earned a law degree from the University of Georgia School of Law. Mr. Garrard’s executive management experience, leadership skills, public company board expertise and legal training provide the TSYS Board with leadership and consensus building skills on matters of strategic importance.

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Sidney E. Harris

Professor, Georgia State University

Age 64

Director since 1999

Mr. Harris has served as a professor at Georgia State University since July 1997. From 1997 until 2004, Mr. Harris also served as the Dean of the J. Mack Robinson College of Business at Georgia State University. In 1987, Mr. Harris joined the faculty of the Peter F. Drucker Graduate School of Management at the Claremont Graduate School and served as Dean of Drucker from 1991 until 1996. His research has focused on strategy implementation, general management and the strategic use of information in the strategy, structure and culture of high performance organizations. He has lectured internationally at several universities, and served as a member of the board of the Society of International Business Fellows. Mr. Harris serves as a director of the RidgeWorth Funds and has also served as a director of the Multi-Manager Portfolio Funds, The ServiceMaster Company and Transamerica Investors, Inc. Mr. Harris is a graduate of Morehouse College and he earned a PhD in operations research at Cornell University. Mr. Harris’ knowledge of best practices in executive management, familiarity with international business practices and expertise in corporate strategy implementation and risk management help the TSYS Board address challenges that TSYS encounters as it expands internationally and manages enterprise risk.

William M. Isaac

Senior Managing Director, FTI Consulting; Chairman of the Board, Fifth Third Bancorp

Age 70

Director since 2014

William M. Isaac has served as Senior Managing Director of FTI Consulting (“FTI”) since 2011. Mr. Isaac also serves as Global Head of FTI’s Financial Institutions practice. Mr. Isaac founded The Secura Group, a leading financial institutions consulting firm, in 1986. The Secura Group was acquired by FTI in 2011. Prior to forming The Secura Group, Mr. Isaac served for almost eight years on the Board of the Federal Deposit Insurance Corporation, serving as Chairman for nearly five years. Mr. Isaac also serves as Chairman of Isaac Property Companies. Mr. Isaac’s business experience includes serving as a former director of MPS Group, Trans Union Corporation, The Associates and Amex Centurion Bank. Mr. Isaac is a graduate of Miami University and he earned a law degree from The Ohio State University College of Law. Mr. Isaac’s experience in the financial services industry exceeds 40 years of service in the role of lawyer, consultant, regulator and director which provides the TSYS Board with invaluable resources regarding the financial services industry.

Mason H. Lampton

Chairman of the Board, Standard Concrete Products

Age 66

Director since 1986

Mr. Lampton was named Chairman of the Board of Standard Concrete Products, a privately held construction materials company, in June 2004. He has owned and led Standard Concrete Products since 1996. Prior to 1996, Mr. Lampton was President and Chairman of the Board of The Hardaway Company, a construction company. Mr. Lampton also serves as a director of Synovus Financial Corp. His prior business experience also includes serving as a director and as a member of the Audit Committee of another public company, Citizens Fidelity Corporation. He has served as a member of the TSYS and Synovus Audit Committees, Executive Committees and Compensation Committees. Mr. Lampton is a graduate of Vanderbilt University. Mr. Lampton’s skills in risk management and directing corporate strategy and his public company board expertise provide the TSYS Board with valuable insights as the Board oversees TSYS’ strategic development.

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Connie D. McDaniel

Vice President and Chief of Internal Audit, Retired, The Coca-Cola Company

Age 55

Director since 2014

Ms. McDaniel was elected Vice President and Chief of Internal Audit of The Coca-Cola Company in 2009 and retired from that position in 2013. Prior to 2009, Ms. McDaniel served for over 20 years in various capacities with The Coca-Cola Company, including Vice President Global Finance Transformation and Vice President and Controller. She also held finance leadership positions with The Coca-Cola Company in Operating Units in both Germany and Thailand. Ms. McDaniel serves as a director of RidgeWorth Funds and Chairs its Audit Committee. Ms. McDaniel is a graduate of Georgia State University. Ms. McDaniel’s experience as the chief audit executive of a public company, her financial expertise and her international business experience provide valuable resources to the TSYS Board as TSYS expands internationally and manages financial reporting and enterprise risk.

H. Lynn Page

Vice Chairman of the Board, Retired, Synovus Financial Corp.

Age 73

Director since 1982

Mr. Page was elected Vice Chairman of Synovus in 1990 and retired from that position in 1991. Prior to 1991, Mr. Page served for over 26 years in various capacities with Synovus or its subsidiary, Columbus Bank and Trust Company, or with TSYS, including President of Synovus and Vice Chairman of TSYS. During Mr. Page’s service as an executive officer of Synovus, he also served as the Chief Financial Officer of Synovus or the chief financial officer of Synovus reported directly to him. Mr. Page continued to serve as a director of Synovus until 2013. He is a graduate of the Georgia Institute of Technology. Mr. Page brings to the TSYS Board financial expertise, executive management experience in overseeing the financial reporting of a public company, risk management skills and years of business experience with TSYS and in the financial services industry, enabling him to provide valuable leadership to the TSYS Board’s oversight of financial reporting and enterprise risk management.

Philip W. Tomlinson

Chairman of the Board and Chief Executive Officer, Total System Services, Inc.

Age 67

Director since 1982

Mr. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major relationship that has shaped TSYS’ development. Mr. Tomlinson is a director of Synovus, a member of the Financial Services Roundtable, a graduate of Louisiana State University’s School of Banking of the South, former Chairman of the Columbus State University Board of Trustees and a member of the Board of Directors of the Georgia Department of Economic Development. Mr. Tomlinson’s leadership skills, his relationship-building and risk management skills, his extensive knowledge of and years of experience with TSYS and his knowledge and understanding of the payment services and financial services industries provide invaluable resources to TSYS’ Board.

John T. Turner

Private Investor

Age 57

Director since 2003

Mr. Turner is a private investor and a director of the W.C. Bradley Co., a privately held consumer products goods company. Mr. Turner served for 20 years in various capacities with the W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. Mr. Turner has for many years been actively involved in

18    TSYS  -  2014 Proxy Statement

initiatives encompassing a variety of entrepreneurial, social and environmental interests. Mr. Turner is a graduate of Vanderbilt University. Mr. Turner’s experience in business management, corporate strategy development, including international business, and risk assessment provide the TSYS Board with a valuable perspective on matters relating to TSYS’ strategic growth and enterprise risk management.

Richard W. Ussery

Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc.

Age 66

Director since 1982

Mr. Ussery retired as an executive employee of TSYS in June 2005 and served as a non-executive Chairman of the Board until January 2006. Prior to 2005, Mr. Ussery served for over 40 years in various capacities with TSYS or Synovus’ subsidiary, Columbus Bank and Trust Company, including Chairman of the Board and Chief Executive Officer of TSYS. His business experience includes serving as a director of the Georgia Power Company, an electric utility subsidiary company of Southern Company. Mr. Ussery is a graduate of Auburn University. Mr. Ussery’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries and understanding of TSYS’ business and historical development give him unique insights into our company’s challenges, opportunities and business.

M. Troy Woods

President and Chief Operating Officer, Total System Services, Inc.

Age 62

Director since 2003

Mr. Woods was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President. Mr. Woods is a graduate of Columbus State University, the University of Virginia’s Graduate School of Retail Bank Management and Louisiana State University’s School of Banking of the South. Mr. Woods is also a member of the Columbus State University Board of Trustees. Mr. Woods’ business experience includes service in the financial services industry in a variety of capacities, including as a senior vice president of consumer lending. Mr. Woods has been involved in directing TSYS’ international expansion, strategic planning activities, negotiations with major clients and the continual improvement of TS2, TSYS’ core payments engine. Mr. Woods’ extensive knowledge of TSYS’ business, operations and employees, risk management and negotiating skills, as well as his extensive experience in the payment services and financial services industries provide invaluable resources to TSYS’ Board.

James D. Yancey

Chairman of the Board, Columbus Bank and Trust; Chairman of the Board, Retired, Synovus Financial Corp.

Age 72

Director since 1982

Mr. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey also served as a non-executive Chairman of the Board of Synovus from June 2010 until October 2010. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served for over 45 years in various capacities with Synovus and/or its subsidiary, Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company. Mr. Yancey also serves as a director of Synovus. His business experience includes service as a member of the Financial Services Roundtable, the Board of Regents of the University System of Georgia and as a director of the Georgia Chamber of Commerce. Mr. Yancey is a graduate of Columbus State University. Mr. Yancey provides a valuable perspective to the TSYS Board based on his experience in overseeing the management of a bank engaged in the credit card business, as a large portion of TSYS’ customer base is comprised of credit card issuing banks.

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2014 and TSYS’ internal control over financial reporting as of December 31, 2014. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

The Board of Directors Recommends That You Vote “FOR” The Ratification of The Appointment of KPMG LLP as the Independent Auditor.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS
Philip W. Tomlinson(1)	67	Chairman of the Board and Chief Executive Officer
M. Troy Woods(1)	62	President and Chief Operating Officer
James B. Lipham(2)	65	Senior Executive Vice President and Chief Financial Officer
William A. Pruett(3)	60	Senior Executive Vice President and Chief Client Officer;
		President, TSYS North America
Kenneth L. Tye(4)	61	Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III(5)	60	Senior Executive Vice President, General Counsel and Secretary
(1)	As Messrs. Tomlinson and Woods are also directors of TSYS, relevant information pertaining to their positions with TSYS is set forth under the caption “Nominees for Election as Directors” on page 15.

(2)	James B. Lipham was elected as Senior Executive Vice President and Chief Financial Officer of TSYS in April 2004. From 1995 until 2004, Mr. Lipham served as Executive Vice President and Chief Financial Officer of TSYS. From 1987 until 1995, Mr. Lipham served in various financial capacities with TSYS, including Senior Vice President and Treasurer.

(3)	William A. Pruett was elected as Senior Executive Vice President and Chief Client Officer of TSYS in April 2004 and President, TSYS North America in November 2010. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1982 until 1993, Mr. Pruett served in various capacities with TSYS, including Senior Vice President.

(4)	Kenneth L. Tye was elected as Senior Executive Vice President and Chief Information Officer of TSYS in April 2004. From 1999 until 2004, Mr. Tye served as Executive Vice President and Chief Information Officer of TSYS. From 1982 until 1999, Mr. Tye served in various capacities with TSYS, including Senior Vice President.

(5)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988.

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STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2013.

Name	Shares of TSYS Stock Beneficially Owned with Sole Voting and Investment Power as of 12/31/13	Shares of TSYS Stock Beneficially Owned with Shared Voting and Investment Power as of 12/31/13	Total Shares of TSYS Stock Beneficially Owned as of 12/31/13(1)(2)	Percentage of Outstanding Shares of TSYS Stock Beneficially Owned as of 12/31/13
James H. Blanchard	90,270	175,687	282,976	*
Richard Y. Bradley	52,933	76,259	129,192	*
Kriss Cloninger III	18,631	-	35,650	*
Walter W. Driver, Jr.	18,266	-	35,285	*
Gardiner W. Garrard, Jr.	58,669	103,785	179,473	*
G. Sanders Griffith, III	197,754	1,683	360,351	*
Sidney E. Harris	17,056	-	34,075	*
William M. Isaac	-	-	-	*
Mason H. Lampton	26,700	14,827	58,546	*
James B. Lipham	165,397	600	326,600	*
Connie D. McDaniel	-	-	-	*
H. Lynn Page	341,721	37,706	379,427	*
William A. Pruett	234,176	-	386,068	*
Philip W. Tomlinson	632,756	126,183	1,808,143	*
John T. Turner	9,360	1,494,438	1,520,817	*
Kenneth L. Tye	144,556	-	343,008	*
Richard W. Ussery	400,901	-	463,864	*
M. Troy Woods	265,438	2,279	693,959	*
James D. Yancey	380,599	108,455	506,073	*
Directors and Executive Officers as a Group (19 persons)	3,055,183	2,141,902	7,543,507	4.0
*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown in the table above for each of the non-employee directors, other than Mr. Ussery, Mr. Bradley, Mr. Page, Mr. Isaac and Ms. McDaniel, include options to purchase 17,019 shares and for each of the individuals listed below include options to purchase the number of shares shown below. These options are all of the options held by TSYS’ directors and executive officers that were exercisable on, or became exercisable within 60 days after, December 31, 2013.

Name	Stock Options
G. Sanders Griffith, III	135,866
James B. Lipham	160,603
William A. Pruett	151,892
Philip W. Tomlinson	1,049,204
Kenneth L. Tye	198,452
Richard W. Ussery	62,963
M. Troy Woods	426,242
Directors and Executive Officers as a Group (19 persons)	2,321,374

(2)	The totals shown in the table above include the following number of shares of TSYS stock that were pledged, including shares held in a margin account: 64,650 shares for Mr. Tye and 50,000 shares for Mr. Yancey, which shares in the aggregate represent less than .07% of TSYS’ outstanding shares. Shares that are pledged are not included when calculating whether directors and executive officers are in compliance with director and executive officer stock ownership guidelines. The total shown in the table above for Mr. Griffith includes 25,048 shares for which he possessed sole voting power and no investment power.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 6 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG TSYS’ audited financial statements as of and for the year ended December 31, 2013;

•	Discussed with KPMG the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) as adopted by the PCAOB; and

•	Received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

The Audit Committee

H. Lynn Page, Chairman

Sidney E. Harris

John T. Turner

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AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2013 and December 31, 2012 and fees billed for other services rendered by KPMG during those periods.

	2013	2012
Audit Fees(1)	$2,798,459	$2,026,375
Audit Related Fees(2)	1,698,229	1,918,649
Tax Fees(3)	301,777	279,744
All Other Fees	-0-	-0-
Total	$4,798,465	$4,224,768
(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically pre-approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

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EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis which follows explains TSYS’ executive compensation program as it relates to the following “named executive officers” whose 2013 compensation information is provided in the series of tables following this discussion:

•	Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer;

•	James B. Lipham, Senior Executive Vice President and Chief Financial Officer;

•	M. Troy Woods, President and Chief Operating Officer;

•	William A. Pruett, Senior Executive Vice President and Chief Client Officer; President, TSYS North America;

•	Kenneth L. Tye, Senior Executive Vice President and Chief Information Officer; and

•	G. Sanders Griffith, III, Senior Executive Vice President, General Counsel and Secretary.

We have voluntarily disclosed the compensation amounts earned by or paid to Mr. Griffith for 2013 and for Mr. Pruett for 2011 and 2012 even though Mr. Griffith was not a “named executive officer” for 2013 and Mr. Pruett was not a “named executive officer” for 2011 or 2012. As Mr. Pruett, Mr. Tye and Mr. Griffith are paid similar base salaries, it is possible that TSYS’ named executive officers could change from year-to-year as both the AIP and LTIP awards are expressed as a percentage of base pay and the target percentage for each of these three executives is the same. We believe that including information with respect to the compensation of our six most senior executives for the years in which the base salaries of certain of these executives is similar will provide our shareholders with consistent disclosure from year-to-year.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

TSYS’ executive compensation programs align the interests of TSYS’ executives with those of our shareholders by tying a significant portion of their total compensation directly to our short-term and long-term business results. The Compensation Committee (the “Committee”) reviews the program components, targets and payouts on an annual basis to ensure our pay-for-performance alignment. Executive performance is evaluated against both short- and long-term goals with targets and metrics that are directly linked to our annual operational and long-term strategic goals.

Compensation Components and Performance Metrics

The primary components of our named executive officers’ total compensation are base salary, annual cash incentive awards through the Annual Incentive Program (“AIP”), annual equity-based awards through our Long-Term Incentive Program (“LTIP”) (consisting of a combination of 50% performance shares and 50% stock options) and retirement and other employee benefits.

For “named executive officers” with enterprise-level accountability, the Committee utilizes revenue growth and income from continuing operations at the enterprise level and the simple average of the results (revenue growth and operating income) of our three business segments as performance metrics under the AIP. (TSYS had three business segments for 2013 for purposes of the AIP: North America Services, International Services and Merchant Services. As a result of the acquisition of NetSpend Holdings, Inc. in July 2013, TSYS will have four business segments for 2014.) For named executive officers who do not have enterprise-level accountability, the AIP performance metrics are based 50% on revenue growth and operating income at the applicable business segment, 40% on the two enterprise metrics and 10% on the attainment of personal objectives. For the LTIP, the Committee utilizes revenue growth and income from continuing operations at the enterprise level for all named executive officers.

The Committee believes that the strategic operating metrics of revenue growth and income from continuing operations, or operating income at the business segment level, are appropriate performance metrics for both the AIP and the LTIP because the revenue growth metric positively correlates to our growth and expansion goals, while the income from continuing operations and operating income metrics incent both overall profitability as well as profitable growth. The Committee also believes that these metrics currently are the best evaluative measures of TSYS’ performance when compared to other metrics that might be impacted by capital structure or the

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performance of the stock market in general. Although the AIP and LTIP use similar metrics, the calculation of the metrics under the programs differs in that the AIP does not reward executives for acquisitions unless those acquisitions are reflected in the annual operating plan, while the impact of the operating results of acquired companies is included in determining whether the targeted performance under the LTIP has been achieved. In addition, the metrics under the LTIP include a compound annual growth rate (“CAGR”) requirement.

The portion of the payout percentage resulting from revenue growth is limited to the payout percentage derived from income from continuing operations at the enterprise-level and operating income at the business segment-level under the AIP to ensure that the incentive for growth that these metrics provide does not promote undue risk-taking resulting in less-profitable, or even unprofitable, growth.

2013 Compensation Committee Actions and Results

Our 2013 executive compensation program actions and results are summarized as follows:

•	Base salaries for the named executive officers were increased in a range of approximately 3% to 4%.

•	Based on our performance against the 2013 AIP bonus targets for revenue growth and income from continuing operations at the enterprise level, and operating income at the business segment level, no bonus was earned at the enterprise level or for the Merchant Services segment and bonuses were earned at 101.47% of target and 54.88% of target for the North America Services segment and the International Services segment, respectively.

•	Based on our performance against the LTIP performance goals of compound growth in revenues and income from continuing operations for the 2011-2013 performance period, performance shares were paid out in TSYS shares at 153.26% of target.

Pay for Performance

The graphs below show the approximate percentage of performance-based compensation and the balance of the elements that comprised target total direct compensation approved by the Committee for the named executive officers for 2013. For purposes of the graphs below, performance-based compensation is comprised of AIP bonuses, stock options and performance shares. The percentage of performance compensation listed below each chart is calculated by dividing (i) the value of performance-based compensation at target by (ii) the amount of target total direct compensation, which includes performance-based compensation plus 2013 base salary. The mix of actual pay delivered to executives may vary significantly from the charts based on the level of achievement of AIP and LTIP awards.

2013 Target Total Direct Compensation

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Best Practices

Our compensation practices are designed to embody good corporate governance and reflect best practices within executive compensation:

•	Emphasis on Performance-based Compensation: A significant percentage, 83% for our CEO, of the target total direct compensation awarded to our executive officers is in the form of performance-based compensation that is tied to the achievement of performance goals.

•	Clawback Policy: Our clawback policy permits TSYS to recover incentive compensation paid or awarded to executive officers in certain circumstances.

•	No Hedging Policy and Restrictions on Pledging: Our insider trading policy prohibits our executive officers and directors from engaging in hedging transactions designed to off-set decreases in the market value of TSYS stock. Our pledging policy, which was implemented in January 2014, prohibits any future pledging of TSYS shares by directors and executive officers except in situations, and on conditions, pre-approved by the Corporate Governance and Nominating Committee of TSYS.

•	No Employment Agreements: None of our executive officers has an employment agreement.

•	Double-Trigger Change of Control Provisions: Our change of control agreements and equity award agreements require both a change of control of TSYS and actual or constructive termination of employment before change in control benefits are triggered. In addition, our equity award agreements subsequent to 2011 provide for pro rata vesting.

•	Stock Ownership Guidelines and Share Retention Policy: Our executive stock ownership guidelines require our executives to hold a significant amount of TSYS stock. Our CEO exceeds these guidelines by more than 350%, and each of our other executive officers exceeds these guidelines by more than 75%. In addition, we have a share retention policy for executive officers pursuant to which they are required to retain ownership of at least 50% of all stock acquired by them through our equity compensation plans, net of taxes and transaction costs, until retirement or other termination of employment.

•	Independent Compensation Consultant: The Committee selects and directly engages its own executive compensation consultant. The Committee must pre-approve the engagement by management of this executive compensation consultant for any other purpose, subject to a de minimis exception.

•	Minimal Perquisites: In the aggregate, for all named executive officers perquisites in 2013 were less than $155,103, reflecting our policy of utilizing perquisites sparingly.

•	No Tax Gross-Up Policy: Agreements adopted or materially amended after December 2011 will not provide for tax gross-up payments to executive officers, except for gross-ups applicable to management employees generally, such as payments made pursuant to an expatriate tax equalization policy.

•	No Discretionary Bonuses. The Committee does not authorize discretionary bonuses except in exceptional circumstances.

Additional information with respect to the items listed above can be found in the following pages of this CD&A.

Consideration of 2013 Say-on-Pay Vote

At our 2013 Annual Meeting, we asked shareholders to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for that meeting. Shareholders responded favorably with 97% of the votes cast in favor of approval. The Board and the Compensation Committee appreciate and value the view of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support.

In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Committee did not make any material changes to our executive compensation program for 2014 as a result of the 2013 say-on-pay vote. Future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of our executive compensation program with the interests of TSYS and its shareholders. The Board and the Committee intend to continue our shareholder outreach program pursuant to which we discuss, or offer to discuss, with all shareholders holding 1% or more of TSYS’ shares their views on general governance issues as well as compensation related matters and any concerns they may have concerning TSYS’ practices.

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Elements of Compensation

The primary elements of compensation in TSYS’ executive compensation program are summarized in the table below.

Compensation Element	Objective	Key Features
Base Pay	To provide a fixed level of cash compensation for executive officers commensurate with their respective skills, responsibilities, experience and performance.	Reviewed annually and adjusted based on an executive’s current and anticipated future performance with benchmarking to our Benchmarking Group.
AIP — performance-based cash bonuses	To motivate executive officers to produce specified financial results and to reward executives for successful implementation of TSYS’ annual operating plan.	Cash bonuses are a function of attainment of performance goals.
LTIP — annual performance shares and stock options and special equity grants	To align interests of executive officers with shareholders and to reward executives for the achievement of the goals necessary to successfully implement TSYS’ strategic plan.

Annual award is a multiple of base pay. One-half of annual award is paid in stock options and one-half is paid in performance shares. Performance shares are subject to attainment of performance goals over a three-year period.

Special equity grants are made only in exceptional circumstances and have varying features.

Retirement Savings Plan — a tax qualified plan that allows 401(k) deferrals	To provide retirement income for executive officers.	Broad-based retirement plan. TSYS makes discretionary contributions based on profits and provides 401(k) matching contributions. TSYS contributions are fully vested after two years of service.
Deferred Compensation Plan — a nonqualified plan	To provide additional retirement savings and income deferral opportunities.

Executive officers can elect to defer a portion of their base salary and cash bonuses under the AIP.

TSYS contributes an amount equal to the amount that would have been contributed to the Retirement Savings Plan but for IRS limits, and matches deferrals at the same rate it matches 401(k) contributions.

Perquisites	To provide minimal personal benefits for executive officers to align our compensation program with competitive practices.	Treated as taxable income to executive officers and represents an insignificant amount of an executive’s compensation.

Executive Compensation Program

Compensation Philosophy and Objectives

TSYS’ executive compensation program is designed to drive shareholder value and attract, motivate and retain a talented, dynamic executive team with the skills and vision required for us to become the leading global payment solutions provider. Our executive compensation program is performance-oriented and links compensation to TSYS’ performance.

Our pay for performance philosophy is reflected in different aspects of our executive compensation program. A significant portion of the total compensation of each named executive officer is at risk based on short-term and long-term performance. For 2013, performance-based compensation included an annual incentive cash bonus opportunity under the AIP, a grant of performance shares, and a grant of stock options. We consider conventional stock options to be performance-based as options generate value only if the value of our stock appreciates after the date of the option grant. Our pay for performance philosophy is reinforced by practices such as limited perquisites, stock ownership and share retention requirements, the limitation of future tax gross-ups and a clawback policy.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee is responsible to our Board for overseeing the development and administration of our compensation policies and program for executive officers. The Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among its duties, the Committee is responsible for establishing the compensation recommendations for our CEO and reviewing and approving all compensation recommendations for our executive officers, including:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

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•	Evaluation of the competitiveness of each executive officer’s total compensation package; and

•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts.

The Committee is supported in its work by the Chief Human Resource Officer, his staff, and an independent executive compensation consultant, as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Role of Management

Our CEO does not participate in the Committee’s deliberations or decisions with regard to his compensation. However, within the framework of the compensation programs approved by the Committee and based on management’s review of market competitive positions, each year our CEO provides input to the Committee regarding the performance and appropriate compensation of the other named executive officers. These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations. The Committee reviews our CEO’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion. From time to time our President participates in these discussions, but does not participate in the Committee’s deliberations or discussions with respect to his compensation.

Role of the Compensation Consultant

The Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. The Committee selected and directly engaged Towers Watson in 2013 as its independent compensation consultant. Towers Watson provides general observations on TSYS’ compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers.

Following is a description of the consultant’s duties:

•	reviews and makes recommendations on the benchmarking peer group;

•	provides executive compensation market benchmark information;

•	provides an equity usage analysis compared to the peer group;

•	provides executive tally sheets;

•	attends all meetings of the Committee;

•	provides information, research and analysis pertaining to executive compensation;

•	updates the Committee on market trends, changing practices and regulatory matters pertaining to executive compensation; and

•	reviews TSYS’ executive compensation strategy and program to ensure appropriateness and market-competitiveness.

The Committee recognizes the benefit of receiving objective advice from its executive compensation consultant and has implemented a pre-approval policy that requires the approval of the Committee before TSYS management can engage the executive compensation consultant for the Committee to provide additional services, other than the purchase of national and international compensation surveys for fees that do not exceed $25,000 in any fiscal year. During 2013, Towers Watson provided no services to TSYS other than its advice to the Committee on executive compensation issues and the provision of surveys.

The Committee has considered the independence of Towers Watson in light of SEC rules and NYSE listing standards. The Committee requested and received letters from Towers Watson addressing its independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee considered these factors and determined that no conflict of interest exists that would prevent Towers Watson from serving as an independent consultant to the Committee.

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Role of Peer Companies and Benchmarking

The Committee uses publicly reported information from companies that we consider our peers when reviewing the compensation of the named executive officers relative to the compensation paid to similarly-situated executives and in evaluating performance-based compensation plans. This process is often referred to as “benchmarking.” We believe that benchmarking should be a point of reference for measurement, not determinative of the named executive officers’ compensation or the performance-based plans.

The “Benchmarking Group” was selected after considering companies that compete in TSYS’ market for business and talent, companies with similar business operations and focus, and companies with similar organization size. The Benchmarking Group is reviewed annually. For 2013, one company was removed, Fair Isaac Corporation, because it is not a direct competitor of TSYS, and one company was added, CoreLogic, Inc., which has revenues and market capitalization comparable to TSYS.

Companies in the 2013 Benchmarking Group are:

Alliance Data Systems Corporation	Equifax Inc.	Jack Henry & Associates, Inc.
Broadridge Financial Solutions, Inc.	Euronet Worldwide, Inc.	Lender Processing Services, Inc.
Convergys Corporation	Fidelity National Information Services, Inc.	Moneygram International, Inc.
CoreLogic, Inc.	Fiserv, Inc.	TeleTech Holdings, Inc.
DST Systems, Inc.	Global Payments, Inc.	VeriFone Systems, Inc.
The Dun & Bradstreet Corporation	Heartland Payment Systems, Inc.

As part of ongoing efforts to ensure that appropriate companies are included in the Benchmarking Group, the Committee further revised the Benchmarking Group for 2014. Lender Processing Services, Inc. and TeleTech Holdings, Inc. were removed. Lender was removed because it was acquired by another company and TeleTech was removed because its revenues and market capitalization were no longer comparable to TSYS and it is not a direct competitor of TSYS. Vantiv, Inc. and The Western Union Company, both of which companies operate in the payment processing services space, were added.

TSYS benchmarks base salaries and short-term and long-term incentive awards with our Benchmarking Group. TSYS also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives using benchmarking data. The Committee considers the market median when setting total compensation, but it does not target a specific market position and uses comparative market data at the 25th, 50th and 75th percentiles only as reference points to guide its decision making of the type and amount of compensation based on its own evaluation. TSYS uses our Benchmarking Group for benchmarking total compensation, as well as external market surveys.

Tally Sheets

The Committee reviews tally sheets for the named executive officers annually. Tally sheets present the dollar amount of each element of the named executive officer’s compensation package, including base salary, cash bonus under the AIP, current LTIP target award, perquisites, health and welfare benefits, contributions to the qualified Retirement Savings Plan and the non-qualified Deferred Compensation Plan and outstanding equity awards. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, death, disability, involuntary termination for cause, and voluntary or involuntary termination without cause.

Tally sheets provide a summary of all elements of an executive’s compensation package, as well as information on wealth accumulation, so that the Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation and determine whether the executive’s compensation is reasonable. Although tally sheets are not used to benchmark total compensation with our Benchmarking Group, the Committee considers total compensation paid to executives in our Benchmarking Group in considering the reasonableness of our executives’ compensation.

Elements of Compensation

The primary elements of compensation in TSYS’ executive compensation program are discussed below.

2013 Base Pay

Base pay provides our executives with a level of compensation commensurate with their respective skills, responsibilities, experience and performance. It is the amount paid to an executive for effectively performing his or her job on a daily basis.

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To ensure that base pay is competitive, TSYS benchmarks an executive’s base pay against base pay paid by our Benchmarking Group. Each executive’s current base pay is compared to market information for that position, with an emphasis on the market median, using proxy statement information from our Benchmarking Group. For certain positions for which there is no clear market match in the benchmarking data, the Committee uses a blend of two or more positions from the benchmarking data. After reviewing the benchmarking data, the Committee establishes a competitive base salary for each executive. See “The Role of Peer Companies and Benchmarking” section on page 29 for a list of the companies in the Benchmarking Group and information on the process used to select these companies.

In addition to market comparisons of similar positions at our peer companies, individual performance may affect base pay. Comparison of an executive’s base pay to the base pay of other TSYS executives may also be a factor in establishing base pay, especially with respect to positions for which there is no clear market match in benchmarking data. Because of the process used to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position. Base pay is not directly related to TSYS’ performance, except over the long term since revenues are used in benchmarking base pay against our Benchmarking Group.

For 2013, the named executive officers received increases in base pay ranging from 3.03% to 4.02%. As a result of the increases, the named executive officers had base pay ranging from 102% to 118% of the base pay for holders of comparable positions at the Benchmarking Group. Base pay for 2013 is set forth in the “Salary” column in the 2013 Summary Compensation Table on page 38.

Annual Incentive Program

Annual cash bonuses under the AIP provide an incentive for our executives to meet short-term performance goals as reflected in our annual operating plan. In addition, given the prevalence of short-term incentive compensation in the marketplace, annual cash bonuses are necessary to provide a competitive compensation program.

AIP performance measures are based on growth in revenues before reimbursable items and income from continuing operations at the enterprise level, and, at the business segment level, on revenues before reimbursable items and operating income. During 2013, the performance criteria for named executive officers with segment level accountability were expanded to include a personal objective component. Enterprise and segment metrics for the named executive officers are weighted as follows:

	Enterprise-wide Performance		Business Segment Performance
Executive	Growth in Revenues	Income from Continuing Operations	Growth in Revenues	Operating Income	Personal Objectives
Philip W. Tomlinson	25%	25%	50% Simple average of the segment results
James B. Lipham	25%	25%	50% Simple average of the segment results
M. Troy Woods	25%	25%	50% Simple average of the segment results
William A. Pruett	20%	20%	25%	25%	10%
Kenneth L. Tye	25%	25%	50% Simple average of the segment results
G. Sanders Griffith, III	25%	25%	50% Simple average of the segment results

Annual cash bonuses under the AIP are expressed as a percentage of an executive’s base pay. AIP bonuses are benchmarked against typical short-term incentive awards in our Benchmarking Group. See “The Role of Peer Companies and Benchmarking” section on page 29 for a list of the companies in our Benchmarking Group and information on the process used to select these companies. AIP target bonuses for 2013 were set taking into account median market data at our Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The 2013 AIP target bonuses as a percentage of base pay were:

Executive	Target as a Percent of Base Pay
Philip W. Tomlinson	100%
James B. Lipham	85%
M. Troy Woods	100%
William A. Pruett	85%
Kenneth L. Tye	85%
G. Sanders Griffith, III	85%

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The amount of an AIP bonus ranges from zero to 200% of the target based on achievement of performance goals established by the Committee for the year. For 2013, performance metrics under the AIP are revenues before reimbursable items and income from continuing operations at the enterprise level, and revenues before reimbursable items, operating income and personal objectives at the business segment level. In order to reinforce the importance of profitability, the 2013 AIP provides that the portion of the AIP payment based on growth in revenues before reimbursable items cannot exceed the portion of the AIP payment based on income from continuing operations at the enterprise level and operating income at the business segment level, as applicable, to discourage growth in revenues that could be detrimental to earnings. For 2013, this resulted in a decrease in the percent of target bonus earned for the International Services segment.

Growth in revenues is calculated before reimbursable items in order to eliminate the impact of items that are pass-throughs and do not positively impact fulfillment of strategic goals, the largest of which pass-through items is postage. For 2013, the Committee established the following performance goals for the AIP at the enterprise level:

Percent of Target Bonus Paid	Revenues Before Reimbursable Items	Income from Continuing Operations
25%	$1,704,654,000	$265,080,000
50%	$1,728,714,000	$268,821,000
75%	$1,752,774,000	$272,562,000
100%	$1,776,834,000	$276,304,000
125%	$1,800,894,000	$280,045,000
150%	$1,824,954,000	$283,787,000
175%	$1,849,014,000	$287,528,000
200%	$1,873,074,000	$291,270,000

The Committee also established the following performance goals for the AIP at the segment levels:

	North America Services Segment		International Services Segment		Merchant Services Segment
Percent of Target Bonus Paid	Revenues Before Reimbursable Items	Operating Income	Revenues Before Reimbursable Items	Operating Income	Revenues Before Reimbursable Items	Operating Income
25%	$844,151,000	$296,012,000	$401,728,000	$41,683,000	$459,764,000	$130,359,000
50%	$856,066,000	$300,190,000	$407,398,000	$42,983,000	$466,253,000	$132,199,000
75%	$867,981,000	$303,368,000	$413,068,000	$41,617,000	$472,742,000	$134,039,000
100%	$879,895,000	$308,546,000	$418,738,000	$46,250,000	$479,232,000	$135,879,000
125%	$891,810,000	$312,724,000	$424,408,000	$47,884,000	$485,721,000	$137,719,000
150%	$903,725,000	$316,902,000	$430,078,000	$49,518,000	$492,210,000	$139,559,000
175%	$915,639,000	$321,080,000	$435,749,000	$51,152,000	$498,699,000	$141,399,000
200%	$927,554,000	$325,258,000	$441,419,000	$52,786,000	$505,189,000	$143,239,000

As Mr. Pruett is President of our North America Services segment, 50% of his AIP bonus was based on the North America Services segment metrics, 40% of his AIP bonus was based on enterprise-level metrics and 10% of his AIP bonus was based on attainment of personal objectives. The Committee evaluated Mr. Pruett’s performance based on qualitative measures, such as increasing customer satisfaction, and determined that he was entitled to the full 10% of his AIP bonus that was based on attainment of personal objectives. The AIP bonus for all other named executive officers was based 50% on enterprise-level metrics and 50% on a simple average of the results of the three business segments, North America Services, International Services and Merchant Services.

The financially based AIP metrics are derived from our financial statements. However, in determining actual performance for purposes of the AIP, the Committee made certain positive and negative adjustments to our reported results, as required by the AIP terms. These adjustments are intended to ensure that the AIP rewards underlying operational performance, disregarding factors that are beyond the control of our executives. For purposes of the AIP earned bonus percentage for 2013, the performance results were adjusted to exclude the impact of an acquisition and fluctuations in currency exchange rates. The required adjustments to reported results may from year to year have a favorable or unfavorable impact on the AIP bonuses earned by our named executive officers. The impact was slightly favorable for 2013, however; the AIP bonuses earned by our named executive officers for 2013 were 59% less when compared to the AIP bonuses earned for 2012.

Results for 2013, after adjustments, were as follows:

	Revenues Before Reimbursable Items	Income from Continuing Operations or Operating Income	Percent of Target Bonus
Enterprise Level	$1,704,193,000	$260,550,000	0%
North America Services Segment	$860,664,000	$315,781,000	101.47%
International Services Segment	$410,732,000	$43,302,000	54.88%
Merchant Services Segment	$446,277,000	$123,637,000	0%

TSYS  -  2014 Proxy Statement    31

The Committee has the right to exercise downward discretion and reduce (but not increase for awards that are intended to comply with Section 162(m)) or eliminate the amount that would otherwise be awarded under the approved schedule. For example, AIP bonuses can be reduced to reflect individual or business unit performance or for affordability.

The dollar amounts of AIP bonuses paid, and earned and paid as percentages of base pay were:

Executive	AIP Bonus	Earned as a Percentage of Base Pay	Paid as a Percentage of Base Pay
Philip W. Tomlinson	$239,200	26.06%	26.06%
James B. Lipham	$97,200	22.14%	22.14%
M. Troy Woods	$175,400	26.06%	26.06%
William A. Pruett	$249,300	51.62%	51.62%
Kenneth L. Tye	$87,000	22.15%	18.01%
G. Sanders Griffith, III	$103,900	22.15%	22.15%

AIP bonuses for 2013 also are set forth in the “Non-Equity Incentive Plan Compensation” column in the 2013 Summary Compensation Table on page 38.

Long-Term Incentive Program

Equity awards under the LTIP provide an incentive for our executives to drive TSYS’ long-term performance by tying a significant portion of their compensation to the achievement of the goals necessary to successfully implement TSYS’ strategic plan. Equity awards also align the interests of our executives and our shareholders by awarding executives equity in TSYS. Given the prevalence of long-term incentive compensation in the marketplace, LTIP awards also are part of a competitive compensation program.

LTIP awards are expressed as a multiple of an executive’s base pay. LTIP awards are set taking into account median market data at our Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs. See “The Role of Peer Companies and Benchmarking” section on page 29 for a list of the companies in our Benchmarking Group and information on the process used to select these companies. The 2013 LTIP awards as a percentage of base pay were:

Executive	Target as a Percentage of Base Pay
Philip W. Tomlinson	375%
James B. Lipham	175%
M. Troy Woods	250%
William A. Pruett	175%
Kenneth L. Tye	175%
G. Sanders Griffith, III	175%

Annual LTIP awards generally are granted one-half in stock options and one-half in performance shares. The Committee believes that stock options are an appropriate equity vehicle for a portion of LTIP compensation because they are performance-based, providing value only if the value of our stock price increases over time, which aligns our executives’ interests with the long-term interests of our shareholders. Stock options are awarded in the performance year and vest in three equal annual installments on the anniversaries of the date of grant. The exercise price of a stock option is determined as of the date of grant.

The Committee believes that performance shares are an appropriate equity vehicle for the remainder of LTIP compensation because performance shares align executives’ interests with the interests of shareholders by focusing executives on the long-term performance of TSYS. Each year the Committee establishes performance goals for the performance share portion of the annual LTIP awards. The Committee linked the 2013 performance share portion of the LTIP award to compound growth in revenues before reimbursable items and income from continuing operations during the period 2013 to 2015.

Named executive officers receive an initial target award of performance shares determined as of the date of grant. At the end of the three-year performance period, a named executive officer’s payout of his or her performance share award will range from zero to 200% of target based on achievement of the pre-established performance goals.

Because the Committee may take action to approve LTIP awards on or near the date that TSYS’ earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to executive officers to ensure that the earnings release has had time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. However, if the

32    TSYS  -  2014 Proxy Statement

date of the TSYS earnings release or the date the Committee takes action is within five business days of the last business day of the month, the grant date is postponed for five business days after the later of the TSYS earnings release or the date the Committee takes action. With respect to performance-based equity awards other than conventional stock options, awards vest on the date that the Committee certifies that the required performance goals have been attained.

2013 LTIP Award (2013-2015 Performance Period).    Each named executive officer received 50% of his 2013 LTIP award in the form of stock options. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the 2013 Grants of Plan-Based Awards table on page 39. Each named executive officer received the remaining 50% of his 2013 LTIP award in the form of performance shares. The closing price of TSYS stock on April 1, 2013 was used to determine the exercise price for the stock options and the number of performance shares awarded at target. Performance share awards at target are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the 2013 Grants of Plan-Based Awards table on page 39. Performance goals for payout of performance share awards are based on the metrics of compound growth in revenues before reimbursable items and income from continuing operations over the period 2013 to 2015, each weighted 50%. The calculation of the LTIP metrics differ from those of the AIP in that the impact of the operating results of acquired companies is not excluded in order to better incent and reward the named executive officers for fulfilling this important goal and, as noted above, the LTIP calculation contains a CAGR. Future payouts and the applicable performance levels will be reported after the end of the 2013 to 2015 performance period.

For the 2013 to 2015 performance period, the Committee approved the following performance goals for the LTIP:

	Revenues Before Reimbursable Items		Income From Continuing Operations
Percentage	Required 2015 Level	CAGR*	Required 2015 Level	CAGR*
50%	$2,275,000,000	12%	$307,000,000	8%
100%	$2,399,000,000	14%	$334,000,000	11%
200%	$2,660,000,000	18%	$371,000,000	15%
*	Reflects compound annual growth rate required to achieve 2015 results as compared to 2012 results.

2011 LTIP Award (2011-2013 Performance Period).    The 2011 LTIP is structured like the 2013 LTIP described above. For the 2011 to 2013 performance period, the Committee approved the following performance goals for the LTIP:

	Revenues Before Reimbursable Items		Income From Continuing Operations
Percentage	Required 2013 Level	CAGR*	Required 2013 Level	CAGR*
50%	$1,669,000,000	5%	$235,000,000	6%
100%	$1,767,000,000	7%	$248,000,000	8%
200%	$1,919,000,000	10%	$277,000,000	12%
*	Reflects compound annual growth rate required to achieve 2013 results as compared to 2010 results.

As TSYS’ revenues before reimbursable items for the performance period were $1,899,000,000 and income from continuing operations was $254,000,000 after adjusting for fluctuations in currency exchange rates and bridge financing and one-time expenses associated with an acquisition, TSYS met the performance goals required for payment of the 2011 LTIP award at 153.26% of target.

As a result of certification of performance by the Committee on January 22, 2014, named executive officers received shares of TSYS in connection with the 2011 LTIP as follows:

Executive	TSYS Shares
Philip W. Tomlinson	118,833
James B. Lipham	27,044
M. Troy Woods	71,913
William A. Pruett	31,124
Kenneth L. Tye	31,124
G. Sanders Griffith, III	30,349

Qualified Plan and Nonqualified Deferred Compensation Plan

TSYS maintains a broad-based qualified retirement plan. Under the Retirement Savings Plan, TSYS can make discretionary contributions based on profits. TSYS also “matches” 401(k) contributions up to 4% of a participant’s eligible compensation. For 2013, all eligible participants, including each named executive officer, received a

TSYS  -  2014 Proxy Statement    33

matching contribution of 4% of eligible compensation under the Retirement Savings Plan. Contributions to the Retirement Savings Plan for 2013 are included in the “All Other Compensation” column in the 2013 Summary Compensation Table on page 38.

TSYS also sponsors a nonqualified plan, the TSYS Deferred Compensation Plan (“Deferred Plan”). TSYS makes contributions to the Deferred Plan in an amount equal to the benefits that cannot be contributed to the Retirement Savings Plan due to limits imposed by the IRS. In addition, participants in the Deferred Plan may elect to contribute all or a portion of their base pay and cash bonuses under the AIP to the Deferred Plan, and TSYS matches the contribution at the same rate applicable under the Retirement Savings Plan. Assets of the Deferred Plan are held in a rabbi trust, which is subject to claims by TSYS’ creditors. As the Deferred Plan does not pay “above market” interest, contributions to the Deferred Plan for 2013 are included in the “All Other Compensation” column in the 2013 Summary Compensation Table on page 38. Participants in the Deferred Compensation Plan invest amounts held for their benefit among specified mutual funds that are substantially similar to the mutual funds offered under the Retirement Savings Plan.

Perquisites

Perquisites are a very small part of our executive compensation program. The aggregate incremental cost to TSYS of providing perquisites to our CEO in 2013 was $42,823 and is included in the “All Other Compensation” column of the Summary Compensation Table on page 38 and additional information is included in footnote (5) to the table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Forward-looking Statements

The performance goals described in this CD&A may be deemed to be forward-looking statements, are not assurances of the outcome and are subject to a variety of risks that could cause actual results to differ materially from those suggested by the forward-looking statements. Causes for these potential differences include those described under “Risk Factors” in our Form 10-K for the year ended December 31, 2013.

Policies and Practices

Employment Agreements.    None of our named executive officers has an employment agreement.

Recoveries.    Under TSYS’ clawback policy, the Committee may direct that TSYS recover all or a portion of any incentive award granted or paid to a named executive officer if the incentive award is computed using materially misstated financial information or other performance metric criteria. The amount to be recovered is equal to the excess of the incentive award paid or granted over the incentive award that would have been paid or granted had the financial information or performance metric been fairly stated at the time the incentive award was paid or granted, or any greater or lesser amount (up to the entire incentive award) that the Committee determines.

Stock Ownership Guidelines and Share Retention Policy.    To align the interests of our executives and directors with our shareholders, TSYS has stock ownership guidelines for our executives and directors. Executives are required to own a multiple of their base pay in TSYS stock. TSYS’ CEO is required to own TSYS stock valued at five times his base pay, the President is required to own TSYS stock valued at four times his base pay and the other named executive officers are required to own TSYS stock valued at three times their base pay. Executives generally have a five-year grace period to comply with the guidelines, with an interim three-year goal. Until the guidelines are met, executives are required to retain all stock acquired by them through our equity compensation plans, net of taxes and transaction costs. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee. Each of our executive officers exceeds these guidelines by more than 75%. In addition, we have adopted a share retention policy for executive officers pursuant to which they are required to retain ownership of at least 50% of all stock acquired by them through our equity compensation plans, net of taxes and transaction costs, until retirement or other termination of employment.

Hedging.    Our directors and executive officers are prohibited from entering into speculative transactions in TSYS stock, including engaging in short sales of TSYS stock, trading in publicly traded options, puts, calls or other derivative securities related to TSYS stock and engaging in hedging transactions involving TSYS stock.

Pledging.    Our pledging policy, which was implemented in January 2014, prohibits any future pledging of TSYS shares by directors and executive officers except in situations, and on conditions, pre-approved by the Corporate Governance and Nominating Committee of TSYS. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to: (1) the percentage of the individual’s equity holdings that

34    TSYS  -  2014 Proxy Statement

are currently pledged and that would be pledged following the requested pledge; (2) the percentage the collective number of shares pledged by directors and executive officers represents of TSYS’ outstanding shares; (3) the historical trading volume of TSYS’ shares; (4) the financial ability of the individual to repay the loan without resort to the pledged shares; and (5) the purpose for which the individual is pledging the shares. In addition, the policy provides that shares of TSYS stock that are pledged by directors and executive officers are not included when calculating whether the individual is in compliance with director and executive officer stock ownership guidelines.

No Tax Gross-Up Policy.    Our no tax gross-up policy prohibits TSYS from making any tax gross-up payments to executive officers, except for gross-ups applicable to management employees generally, such as payments made pursuant to an expatriate tax equalization policy, and is applicable to new agreements and agreements that are materially amended subsequent to December 13, 2011.

Post-Termination Compensation Philosophy.    TSYS believes that compensation should generally be earned by executives while they are actively employed (i.e., while contributing to TSYS’ performance). Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. TSYS has entered into limited post-termination arrangements when appropriate, such as the change of control agreements that are described under “Potential Payouts Upon Termination or Change-in-Control” on page 42. TSYS chose to enter into change of control arrangements with its executives to: (1) ensure the retention of executives and an orderly transition during a change of control; (2) ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) ensure a competitive compensation package because such arrangements are common in the market and it was determined that the agreements were important in recruiting and retaining executive talent.

Tax Considerations.    In connection with making decisions on executive compensation, the Committee takes into consideration the provisions of IRC Section 162(m), which limits the deductibility by TSYS for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. It is TSYS’ policy to maximize the effectiveness of our compensation programs while also taking into consideration the requirements of Section 162(m). In that regard, the Committee intends to maintain the flexibility to take actions that it deems to be in the best interests of TSYS and its shareholders. Accordingly, although the Committee intends to preserve the deductibility of annual compensation to the extent consistent with the intent and spirit of our overall compensation policy, it reserves the authority to exercise its discretion and award non-deductible compensation as it deems appropriate.

With the exception of excise taxes that may be due with respect to change of control agreements with executive officers that were entered into prior to December 13, 2011, TSYS does not “gross-up” its named executive officers for taxes that are due with respect to their compensation.

Consideration of Risk.    TSYS’ executive compensation program provides payment opportunities related to different time periods (i.e., short and long-term components); however, TSYS does not offer incentives that promote short-term objectives at the expense of long-term shareholder value. Elements of compensation include current cash payments, deferred cash and equity awards. Payouts are based on a combination of financial metrics. Amounts paid to executives under our program are reasonable compared to market, and the Committee retains significant discretion to limit performance-based compensation. The Committee considers the risks inherent in our executive compensation program, and the Committee has determined that our program is balanced and does not encourage executives to take unnecessary and excessive risks.

Accounting Considerations.    We account for all compensation paid in accordance with accounting principles generally accepted in the United States. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Compensation Realized By Named Executive Officers for 2013

The 2013 Summary Compensation Table on page 38 provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were not realized by the executives in connection with the 2013 year. For example, the Summary Compensation Table reflects grant date fair values of equity awards (i.e., options and performance shares) for 2013 rather than the financial benefit realized by the executives for 2013 as a result of the exercise of stock options or the vesting of performance shares. This information is, however, set forth in the 2013 Option Exercises and Stock Vested table on page 41.

The following table reflects only compensation actually realized by each executive for 2013 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by

TSYS  -  2014 Proxy Statement    35

SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2013. For example, the LTIP awards for 2013 are not included in the table because the awards did not vest during 2013. Detailed information on all compensation opportunities that were made available in 2013 and all compensation paid to or earned by the named executive officers during 2013 is included in this CD&A and the series of tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2013 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

The following table reflects the components of the compensation realized by the named executive officers for 2013.

Name and Principal Position	Base Pay	Annual Incentive Cash Bonus(1)	Value Realized on Exercise of Options During 2013(2)	Value Realized on Vesting of Stock Awards During 2013(3)(4)	All Other Compensation(5)	Total
Philip W. Tomlinson	$918,000	$239,200	$1,348,303	$3,820,481	$65,823	$6,391,809
Chairman of the Board and Chief Executive Officer
James B. Lipham	439,000	97,200	1,502,607	869,465	52,209	2,960,481
Senior Executive Vice President and Chief Financial Officer
M. Troy Woods	673,000	175,400	3,193,934	2,312,003	76,004	6,430,341
President and Chief Operating Officer
William A. Pruett	483,000	249,300	1,963,077	1,000,637	44,258	3,740,272
Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye	483,000	87,000	919,403	1,000,637	42,520	2,532,560
Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III	469,000	103,900	1,297,378	975,720	38,505	2,884,503
Senior Executive Vice President, General Counsel and Secretary
(1)	Annual cash bonus under AIP.

(2)	The value realized on exercise of stock options means the amount equal to the number of shares acquired upon exercise multiplied by the difference between the exercise price and the closing price of TSYS stock on the NYSE on the date of the stock option exercise. For a complete list of each named executive officer’s outstanding options, see the Option Awards columns of the 2013 Outstanding Equity Awards at Fiscal Year-End table on page 40.

(3)	The value realized on vesting means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For a complete list of each named executive officer’s unvested performance shares, see Stock Awards columns of the 2013 Outstanding Equity Awards at Fiscal Year-End table on page 40.

(4)	Performance-based stock awards make up 100% of the values shown for each executive.

(5)	The components of All Other Compensation for each named executive officer are set forth in footnotes (4) and (5) to the 2013 Summary Compensation Table on page 38.

Conclusion

For the reasons described above, we believe that each element of compensation in our executive compensation program and the total compensation for each named executive officer in 2013 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

36    TSYS  -  2014 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

The Compensation Committee

Mason H. Lampton, Chairman

Kriss Cloninger III

Walter W. Driver, Jr.

TSYS  -  2014 Proxy Statement    37

2013 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of these fiscal years. The short-term incentive amounts paid to the named executives are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions for the named executive officers are set forth in the “All Other Compensation” column.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Com- pensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Com- pensation ($)		Total ($)
Philip W. Tomlinson	2013	$918,000	—	$1,721,260	$1,260,656	$ 239,200	—	$65,823	(4)(5)	$4,204,939
Chairman of the	2012	891,000	—	2,089,438	1,164,533	767,600	—	46,314		4,958,885
Board and Chief Executive Officer	2011	865,200	—	1,628,347	1,121,578	1,237,200	—	72,999		4,925,324
James B. Lipham	2013	439,000	—	384,148	281,340	97,200	—	52,209	(4)(5)	1,253,897
Senior Executive	2012	425,300	—	372,150	259,405	311,400	—	59,999		1,428,254
Vice President and Chief Financial Officer	2011	393,800	—	295,352	255,247	478,700	—	57,930		1,481,029
M. Troy Woods	2013	673,000	—	841,274	616,138	175,400	—	76,004	(4)(5)	2,381,816
President and Chief	2012	647,000	—	1,227,564	563,753	557,400	—	85,972		3,081,689
Operating Officer	2011	628,300	—	1,115,918	678,731	898,500	—	86,906		3,408,355
William A. Pruett	2013	483,000	—	422,641	309,538	249,300	—	44,258	(4)(5)	1,508,737
Senior Executive	2012	468,000	—	409,516	285,450	290,900	—	40,429		1,494,295
Vice President and Chief Client Officer	2011	453,200	—	339,909	293,751	473,800	—	44,022		1,604,682
Kenneth L. Tye	2013	483,000	—	422,641	309,538	87,000	—	42,520	(4)(5)	1,344,699
Senior Executive	2012	468,000	—	409,516	285,450	342,700	—	34,934		1,540,600
Vice President and Chief Information Officer	2011	453,200	—	339,909	293,751	481,500	—	48,737		1,617,097
G. Sanders Griffith, III	2013	469,000	—	410,396	300,564	103,900	—	38,505	(4)(5)	1,322,365
Senior Executive	2012	455,000	—	398,130	277,518	333,200	—	51,606		1,515,454
Vice President, General Counsel and Secretary	2011	441,900	—	331,440	286,423	537,100	—	44,299		1,641,162
(1)	The amounts in this column represent the aggregate grant date fair value of the stock awards reported in this column computed in accordance with FASB ASC Topic 718. As the stock awards are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values for the stock awards made to the named executive officers in 2013 include the value of performance share awards. The values of the 2013 performance share awards assuming that the highest level of performance conditions are attained are $3,442,521, $768,296, $1,682,547, $845,282, $845,282 and $820,793 for Messrs. Tomlinson, Lipham, Woods, Pruett, Tye and Griffith, respectively. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2013. Additional information regarding the 2013 awards is set forth in the 2013 Grants of Plan-Based Awards table below.

(2)	The amounts in this column represent the aggregate grant date fair value of the option awards reported in this column computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2013. Additional information regarding the 2013 awards is set forth in the 2013 Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the Annual Incentive Program cash awards paid.

(4)	Amount includes allocations to the qualified defined contribution plan of $10,200 for each executive and allocations to the nonqualified deferred compensation plan of $12,800, $12,800, $39,016, $12,800, $12,800 and $12,800 for Messrs. Tomlinson, Lipham, Woods, Pruett, Tye and Griffith, respectively.

(5)	Amount for each executive includes the cost incurred by TSYS in connection with providing the perquisite of an automobile allowance, the incremental cost to TSYS for personal use of the corporate aircraft and the incremental cost to TSYS for reimbursement of club dues, if any. The amount also includes the actuarial value of providing term life insurance like coverage for each executive except Mr. Tomlinson and Mr. Lipham, the cost incurred by TSYS for security alarm monitoring for each executive except Mr. Pruett, the cost incurred by TSYS for providing financial planning services for each executive except Mr. Woods and Mr. Pruett and the cost incurred by TSYS for tax preparation services for each executive except Mr. Tye and Mr. Griffith. None of these perquisites individually exceeded $25,000. The aggregate incremental cost incurred by TSYS in connection with providing perquisites was $42,823, $29,209, $26,788, $21,258, $19,520 and $15,505 for Messrs. Tomlinson, Lipham, Woods, Pruett, Tye and Griffith, respectively.

38    TSYS  -  2014 Proxy Statement

2013 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the short-term incentive compensation (payable in cash) and equity awards granted to the named executive officers in 2013.

Name	Grant Date	Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)
Philip W. Tomlinson			$229,500	$918,000	$1,836,000
	4/1/2013	3/29/2013								234,759	$24.44	$1,260,656
	4/1/2013	3/29/2013				35,214	(5)	70,428(5)	140,856(5)			1,721,260
James B. Lipham			93,288	373,150	746,300
	4/1/2013	3/29/2013								52,391	24.44	281,340
	4/1/2013	3/29/2013				7,859	(5)	15,718(5)	31,436(5)			384,148
M. Troy Woods			168,250	673,000	1,346,000
	4/1/2013	3/29/2013								114,737	24.44	616,138
	4/1/2013	3/29/2013				17,211	(5)	34,422(5)	68,844(5)			841,274
William A. Pruett			102,638	410,550	821,100
	4/1/2013	3/29/2013								57,642	24.44	309,538
	4/1/2013	3/29/2013				8,647	(5)	17,293(5)	34,586(5)			422,641
Kenneth L. Tye			102,638	410,550	821,100
	4/1/2013	3/29/2013								57,642	24.44	309,538
	4/1/2013	3/29/2013				8,647	(5)	17,293(5)	34,586(5)			422,641
G. Sanders Griffith, III			99,663	398,650	797,300
	4/1/2013	3/29/2013								55,971	24.44	300,564
	4/1/2013	3/29/2013				8,396	(5)	16,792(5)	33,584(5)			410,396
(1)	The Compensation Committee met on March 29, 2013 and approved the grant of performance shares and stock option awards to the named executive officers effective April 1, 2013.

(2)	The amounts shown in these columns represent the threshold, target and maximum amounts payable under the Annual Incentive Program for 2013. Awards are paid in cash and are based upon the level of attainment of certain performance measures, based on growth in revenues before reimbursable items and income from continuing operations, or operating income, as applicable.

(3)	These stock options vest in three annual installments of one-third (1/3) each, beginning on the first anniversary of the grant date, and expire ten years following the grant date.

(4)	The amounts in this column represent the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see note 18 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2013.

(5)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on March 29, 2013 for these performance share awards for the performance period from January 1, 2013 through December 31, 2015. Vesting will occur upon the Committee’s certification subsequent to December 31, 2015 of the level of attainment of certain performance measures, based on compound growth in revenues before reimbursable items and income from continuing operations. Dividend equivalents equal to cash dividends will be credited to these performance shares and will be paid out in the form of TSYS stock to the extent that the performance shares are earned.

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2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards						Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip W. Tomlinson	1/21/2005	62,963	-	$28.02			1/20/2015
	1/31/2006	89,712	-	28.91			1/30/2016
	1/31/2007	29,322	-	33.36			1/30/2017
	2/6/2008	48,801	-	21.88			2/5/2018
	3/31/2008	139,300	-	23.66			3/30/2018
	3/31/2010	211,737	-	15.66			3/31/2020
	4/30/2010	264,215	-	16.01			4/30/2015
	3/15/2011	130,234	64,147	17.57			3/15/2021
	3/29/2012	72,920	148,054	22.91			3/29/2022
	4/1/2013	-	234,759	24.44			3/31/2023
									37,479(3)	$1,247,308
									35,585(4)	1,184,255
James B. Lipham	1/21/2005	11,644	-	28.02			1/20/2015
	1/31/2006	33,607	-	28.91			1/30/2016
	1/31/2007	11,214	-	33.36			1/30/2017
	2/6/2008	17,868	-	21.88			2/5/2018
	3/31/2008	40,390	-	23.66			3/30/2018
	3/15/2011	29,638	14,599	17.57			3/15/2021
	3/29/2012	16,242	32,981	22.91			3/29/2022
	4/1/2013	-	52,391	24.44			3/31/2023
									8,349(3)	277,849
									7,942(4)	264,300
M. Troy Woods	1/31/2007	20,597	-	33.36			1/30/2017
	2/6/2008	34,278	-	21.88			2/5/2018
	3/31/2008	107,425	-	23.66			3/30/2018
	2/3/2009	63,979	-	13.11			2/2/2019
	3/31/2010	85,851	-	15.66			3/31/2020
	3/15/2011	78,812	38,819	17.57			3/15/2021
	3/29/2012	35,300	71,674	22.91			3/29/2022
	4/1/2013	-	114,737	24.44			3/31/2023
									18,144(3)	603,830
									17,392(4)	578,810
William A. Pruett	1/21/2005	13,411	-	28.02			1/20/2015
	1/31/2006	39,369	-	28.91			1/30/2016
	1/31/2007	13,356	-	33.36			1/30/2017
	2/6/2008	21,390	-	21.88			2/5/2018
	3/31/2008	46,492	-	23.66			3/30/2018
	3/15/2011	-	16,801	17.57			3/15/2021
	3/29/2012	17,874	36,291	22.91			3/29/2022
	4/1/2013	-	57,642	24.44			3/31/2023
									9,187(3)	305,746
									8,737(4)	290,784
Kenneth L. Tye	1/21/2005	11,845	-	28.02			1/20/2015
	1/31/2006	36,617	-	28.91			1/30/2016
	1/31/2007	12,647	-	33.36			1/30/2017
	2/6/2008	20,567	-	21.88			2/5/2018
	3/31/2008	46,492	-	23.66			3/30/2018
	3/31/2010	18,301	-	15.66			3/31/2020
	3/15/2011	34,109	16,801	17.57			3/15/2021
	3/29/2012	17,874	36,291	22.91			3/29/2022
	4/1/2013	-	57,642	24.44			3/31/2023
									9,187(3)	305,746
									8,737(4)	290,784
G. Sanders Griffith, III	2/6/2008	22,058	-	21.88			2/5/2018
	3/31/2008	45,330	-	23.66			3/30/2018
	3/31/2010	17,844	-	15.66			3/31/2020
	3/15/2011	33,258	16,382	17.57			3/15/2021
	3/29/2012	17,376	35,284	22.91			3/29/2022
	4/1/2013	-	55,971	24.44			3/31/2023
									8,932(3)	297,245
									8,484(4)	282,360

40    TSYS  -  2014 Proxy Statement

(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)	All of the stock options set forth in this column are the remaining unvested portions of stock option grants that, under the terms of the grant, were to vest in three equal annual installments of one-third each beginning on the first anniversary of the grant date. These unvested stock options vest as follows: the stock options granted in 2011 vest on the third anniversary of the grant date, the stock options granted in 2012 vest in two equal annual installments on the second and third anniversaries of the grant date, and the stock options granted in 2013 vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These amounts represent the number of performance shares awarded March 29, 2012 that will vest if the threshold level of performance is attained for the performance period from January 1, 2012 through December 31, 2014. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2014 of the level of attainment of certain performance measures, which measures are based on revenues before reimbursable items and income from continuing operations.

(4)	These amounts represent the number of performance shares, awarded effective April 1, 2013, that will vest if the threshold level of performance is attained for the performance period from January 1, 2013 through December 31, 2015. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2015 of the level of attainment of certain performance measures, which measures are based on revenues before reimbursable items and income from continuing operations.

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number and corresponding value realized during 2013 with respect to stock option exercises and performance shares that vested for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philip W. Tomlinson	205,704	$1,348,303	118,833	$3,820,481
James B. Lipham	164,486	1,502,607	27,044	869,465
M. Troy Woods	359,426	3,193,934	71,913	2,312,003
William A. Pruett	233,839	1,963,077	31,124	1,000,637
Kenneth L. Tye	130,972	919,403	31,124	1,000,637
G. Sanders Griffith, III	151,154	1,297,378	30,349	975,720
(1)	The value realized on exercise of stock options means the amount equal to the number of shares acquired upon exercise multiplied by the difference between the exercise price and the closing price of TSYS stock on the NYSE on the date of the stock option exercise.

(2)	The value realized on vesting of performance shares means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. Amounts in this column include performance shares, the performance periods for which ended on December 31, 2013 and the performance measures for which were certified by the Committee on January 22, 2014.

2013 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(3)
Philip W. Tomlinson	—	$12,800	$186,913	—	$1,922,662
James B. Lipham	—	12,800	170,241	—	810,245
M. Troy Woods	$349,960	39,016	457,515	—	2,704,671
William A. Pruett	—	12,800	51,950	—	741,843
Kenneth L. Tye	—	12,800	67,614	—	678,655
G. Sanders Griffith III	—	12,800	143,735	—	630,874
(1)	The amount reported in this column is reported in the 2013 Summary Compensation Table for 2013 as “Salary.”

(2)	The amount reported in this column is reported in the 2013 Summary Compensation Table for 2013 as “All Other Compensation.”

(3)	Of the balances reported in this column, the amounts of $1,059,372, $404,062, $1,426,021, $423,266, $411,381 and $29,553 with respect to Messrs. Tomlinson, Lipham, Woods, Pruett, Tye, and Griffith respectively, were reported in the Summary Compensation Table as “Salary” or “All Other Compensation” in previous years.

The Deferred Plan replaces benefits lost by executives under the qualified Retirement Savings Plan due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are substantially similar to the mutual funds available in the qualified Retirement

TSYS  -  2014 Proxy Statement    41

Savings Plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of our named executive officers has an employment agreement. We have entered into change of control agreements with our named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity. For purposes of these agreements, a constructive termination is a voluntary termination for good reason when there is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefits.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts will be paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three-year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The Compensation Committee has adopted a policy pursuant to which it will no longer make tax gross-up payments to executive officers, except for gross-ups applicable to management employees generally, which policy is applicable to new agreements and agreements that are materially amended. In addition, our equity award agreements with named executive officers require actual or constructive termination of employment in addition to a change of control before acceleration of vesting is triggered and beginning in 2012 all award agreements provide for vesting on a pro rata basis. The following table quantifies the estimated amounts that would be payable under the change of control and equity award agreements, assuming the triggering events occurred on December 31, 2013.

	3x Base Salary	3-Years Short-Term Incentive Award	Pro Rata Target Short- Term Incentive Award	Health & Welfare Benefits	Stock Award Vesting(1)	Stock Option Vesting(2)	Total
Philip W. Tomlinson	$ 2,754,000	$ 2,716,546	$ 918,000	$ 53,460	$ 2,452,582	$ 2,105,699	$11,000,287
James B. Lipham	1,317,000	1,107,202	373,150	53,460	546,665	474,126	3,871,603
M. Troy Woods	2,019,000	1,991,542	673,000	53,460	1,190,979	1,143,740	7,071,721
William A. Pruett	1,449,000	1,087,475	410,550	53,460	601,518	533,268	4,135,271
Kenneth L. Tye	1,449,000	1,139,783	410,550	53,460	601,518	533,268	4,187,579
G. Sanders Griffith, III	1,407,000	1,183,006	398,650	53,460	584,567	519,065	4,145,748
(1)	Estimated by multiplying the performance share awards that vest upon termination in connection with a change of control by the fair market value of TSYS stock on December 31, 2013.

(2)	Estimated by multiplying the number of options that vest upon termination in connection with a change of control by the difference in the fair market value of TSYS stock on December 31, 2013 and the exercise price.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Nonqualified Deferred Compensation table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

42    TSYS  -  2014 Proxy Statement

In addition to vesting upon actual or constructive termination of employment in connection with a change of control (on a pro rata basis beginning in 2012), outstanding stock options and performance share awards may vest when named executive officers terminate employment under other circumstances as follows:

•	Stock options held by the named executive officers generally vest upon death, disability or retirement after attaining age 62; provided, however, that some grants are subject to more restrictive vesting provisions; and

•	Performance share awards will vest at target upon death or disability or in accordance with actual performance upon retirement after attaining age 62; provided, however, that the amount paid will be a pro rata portion based on the date of death, disability or retirement.

The Committee also has discretionary authority to vest equity awards.

TSYS  -  2014 Proxy Statement    43

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers as described in the Executive Compensation section found on pages 24 to 43 of this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay for Performance

•  Tying a significant portion of each named executive officer’s targeted total direct compensation — 83% for our CEO and at least 72% for other named executive officers — to the achievement of performance goals

Alignment with Shareholder Interests	• Establishing performance metrics under our LTIP and AIP that are designed to focus executives on the strategic objectives of TSYS

Commitment to Compensation “Best Practices”	• Minimal executive perquisites • Clawback policy for incentive compensation awards • Stock ownership and retention requirements • No tax gross-up policy for new agreements

Attract and Retain Top Talent	• Competing effectively for the highest quality people who will determine our long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to TSYS’ long-term success.

We are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of TSYS approve, on an advisory basis, the compensation of TSYS’ named executive officers disclosed pursuant to the rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement for TSYS’ 2014 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although the advisory vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will continue to review and consider the voting results when making future decisions regarding our executive compensation program. The Board has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2015 Annual Meeting of Shareholders, unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors Recommends That You Vote “FOR” the Approval of the Advisory Resolution Approving the Compensation of Our Named Executive Officers.

44    TSYS  -  2014 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

The Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of TSYS so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by TSYS, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

In addition, the policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Board.

Related Party Transactions

Mack Paul Daffin, Jr., the son-in-law of Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer of TSYS, was employed by TSYS as a senior director of distributed technology during 2013. Mr. Daffin received $266,694 in compensation during 2013. John Dale Hester, the son-in-law of director Richard W. Ussery, was employed by TSYS as group executive, relationship management during 2013. Mr. Hester received $192,786 in compensation during 2013. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2013. Mr. Hunter received $138,989 in compensation during 2013. None of the employees listed above is an executive officer of TSYS. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS. The employment relationships described above did not require review, approval or ratification under TSYS’ Related Party Transaction Policy as they began prior to the adoption of the policy by the TSYS Board.

During 2011, TSYS made a capital commitment of $20 million to TTV Fund III, L.P. (“Fund III”), a private equity fund engaged in private equity investment transactions. As of January 31, 2014, TSYS had funded approximately 39% of its capital commitment and held approximately 49% of the membership interests in Fund III. TSYS will be entitled to receive 39.3% of any profit allocations made by Fund III. Gardiner W. Garrard, III, the son of director Gardiner W. Garrard, Jr., owns an interest in the general partner which manages Fund III. As a result of this ownership interest, Gardiner W. Garrard, III will be entitled to receive 29.2% of any profit allocations made by Fund III to its general partner. Fund III has entered into an agreement with TTV Capital, LLC (“TTV”) pursuant to which TTV will provide investment management administrative services to Fund III. Gardiner W. Garrard, III owns 50% of the membership interests in TTV and also serves as its managing partner. During 2013, TSYS paid TTV a management fee of $500,000 as a result of its investment in Fund III. The terms of these transactions are comparable to those provided for between similarly situated unrelated third parties in similar transactions and these transactions were approved pursuant to TSYS’ Related Party Transaction Policy.

TSYS  -  2014 Proxy Statement    45

Other Information About Board Independence

In addition to the information set forth or referenced under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of our independent directors and determined that none of the relationships constitute a direct or indirect material relationship with TSYS:

•	an entity of which Mr. Cloninger serves as an executive officer made payments to and received payments from TSYS for merchant processing and printing and related services, respectively, in the ordinary course of business during 2013, which payments were significantly less than the greater of two percent of the annual revenues for that entity or TSYS, or $1 million, and therefore satisfy the Board’s guidelines for independence;

•	an entity in which Mr. Turner and his immediate family members own a less than ten percent equity interest made payments to TSYS for printing services in the ordinary course of business during 2013, which transactions were in accordance with the Board’s guidelines for independence, and which payments were significantly less than the greater of two percent of the annual revenues for that entity or TSYS, or $1 million; and

•	an immediate family member of Mrs. Yarbrough was compensated as a non-executive employee of TSYS during 2013, which employment was in accordance with the Board’s guidelines for independence.

46    TSYS  -  2014 Proxy Statement

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2013. The share ownership shown in the table below was obtained from SEC Schedule 13G filings by each of the owners set forth in the table below.

Name and Address of Beneficial Owner	Shares of TSYS Stock Beneficially Owned as of 12/31/13	Percentage of OutstandingShares of TSYS Stock Beneficially Owned as of 12/31/13
BlackRock, Inc.	9,593,300(1)	5.1%
40 East 52nd Street
New York, New York 10022
FMR LLC	24,311,990(2)	12.8%
245 Summer Street
Boston, Massachusetts 02210
Synovus Financial Corp.	15,771,852(3)	8.4%
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
The Vanguard Group	11,653,261(4)	6.1%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
(1)	As of December 31, 2013, BlackRock, Inc. and its subsidiaries possessed sole voting power with respect to 7,929,861 TSYS shares and sole investment power with respect to 9,593,300 TSYS shares.

(2)	As of December 31, 2013, FMR LLC and its subsidiaries possessed sole voting power with respect to 2,103,589 TSYS shares and shared investment power with respect to 24,311,990 TSYS shares.

(3)	As of December 31, 2013, Synovus and its subsidiaries possessed sole voting power with respect to 13,999,404 TSYS shares, shared voting power with respect to 705,597 TSYS shares, sole investment power with respect to 14,846,765 TSYS shares and shared investment power with respect to 899,991 TSYS shares.

(4)	As of December 31, 2013, The Vanguard Group and its subsidiaries possessed sole voting power with respect to 280,315 TSYS shares, sole investment power with respect to 11,402,700 TSYS shares and shared investment power with respect to 250,561 TSYS shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

To TSYS’ knowledge, based solely on its review of such reports submitted to TSYS, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one transaction was reported late on one report for Mr. Turner and, due to technical problems with a third party vendor’s computer system, one transaction was reported late on one report for each of Mr. Griffith, Mr. Pruett, Mr. Lipham, Mr. Tomlinson, Mr. Tye, Dorenda Weaver and Mr. Woods.

TSYS  -  2014 Proxy Statement    47

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2015 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 15, 2014. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2015 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 31, 2014 and not later than January 30, 2015. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

48    TSYS  -  2014 Proxy Statement

GENERAL INFORMATION

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2013 fiscal year is included in TSYS’ 2013 Annual Report that is being provided to TSYS’ shareholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also posted to our website at http://annualreport.tsys.com.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, TSYS has retained AST Phoenix Advisors to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact TSYS by calling (706) 644-4918 or by writing Senior Director of Investor Relations, Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by Order of the TSYS Board of Directors.

Philip W. Tomlinson

Chairman of the Board and

Chief Executive Officer

March 17, 2014

TSYS  -  2014 Proxy Statement    49

ANNUAL MEETING OF SHAREHOLDERS OF

TOTAL SYSTEM SERVICES, INC.

May 1, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your mobile device. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders:

The Proxy Statement and the 2013 Annual Report to Shareholders

are available at: http://annualreport.tsys.com

    Please detach along perforated line and mail in the envelope provided IF you are not voting via  telephone or the Internet.

¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of 14 Nominees as Directors:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.1 James H. Blanchard	☐	☐	☐		1.10 Philip W. Tomlinson	☐	☐	☐
1.2 Kriss Cloninger III	☐	☐	☐		1.11 John T. Turner	☐	☐	☐
1.3 Walter W. Driver, Jr.	☐	☐	☐		1.12 Richard W. Ussery	☐	☐	☐
1.4 Gardiner W. Garrard, Jr.	☐	☐	☐		1.13 M. Troy Woods	☐	☐	☐
1.5 Sidney E. Harris	☐	☐	☐		1.14 James D. Yancey	☐	☐	☐
1.6 William M. Isaac	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2014.	☐	☐	☐
1.7 Mason H. Lampton	☐	☐	☐	3.	Approval of the advisory resolution to approve executive compensation.	☐	☐	☐
1.8 Connie D. McDaniel 1.9 H. Lynn Page	☐ ☐	☐ ☐	☐ ☐	The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.
Please be sure to sign and date this Proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

TOTAL SYSTEM SERVICES, INC.

POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506

ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD MAY 1, 2014

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS

The undersigned shareholder of Total System Services, Inc. hereby appoints Dorenda K. Weaver and Joseph J. Bialoncik as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 21, 2014 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 1st day of May, 2014, and at any adjournments or postponements thereof.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 1, 2014

TOTAL SYSTEM SERVICES, INC.

Annual Meeting To Be Held On

May 1, 2014 at 10:00 A.M. ET at the

TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia 31901

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before April 17, 2014.

Please visit www.voteproxy.com, where the following materials are available for view by entering your control number:

• Notice and Proxy Statement

• 2013 Annual Report to Shareholders

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)

E-MAIL: info@amstock.com

WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com. Have your control number available and follow the on-screen instructions or scan the QR code with your mobile device.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may vote by mail by requesting a paper copy of the materials, which will include a proxy card.

1. Election of 14 Nominees as Directors:		1.10 Philip W. Tomlinson
1.1 James H. Blanchard		1.11 John T. Turner
1.2 Kriss Cloninger III		1.12 Richard W. Ussery
1.3 Walter W. Driver, Jr.		1.13 M. Troy Woods
1.4 Gardiner W. Garrard, Jr.		1.14 James D. Yancey
1.5 Sidney E. Harris 1.6 William M. Isaac 1.7 Mason H. Lampton 1.8 Connie D. McDaniel 1.9 H. Lynn Page	2.	Ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2014.
	3.	Approval of the advisory resolution to approve executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Please note that you cannot use this notice to vote by mail.